                     FIRST COMMERCIAL DEVELOPMENT COMPANY


                                 COMMERCE PARK

                              CORPORATE CENTER 81

                          CAMP HILL CORPORATE CENTER






                            CONTRIBUTION AGREEMENT


                                     AMONG


                  THE MEMBERS OF FIRST COMMERCIAL DEVELOPMENT
                COMPANY LISTED ON SCHEDULE 1 TO THIS AGREEMENT

                                      AND

                    BRANDYWINE OPERATING PARTNERSHIP, L.P.







                          Dated as of April 7 , 1998

                            CONTRIBUTION AGREEMENT


     THIS CONTRIBUTION AGREEMENT is made and entered into as of the 7th day of April, 1998 by and among THE MEMBERS OF FIRST COMMERCIAL DEVELOPMENT COMPANY LISTED ON SCHEDULE " 1 " HERETO (together, the "Members") having the addresses set forth on Schedule "1" hereto and BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership or its nominee, having an address at Newtown Square Corporate Campus, 16 Campus Boulevard, Suite 150, Newtown Square, Pennsylvania 19073 (the "Partnership").


                                   RECITALS


     A. First Commercial Development Company ("First Commercial") is a Pennsylvania limited partnership whose general partner and limited partners are listed on Schedule "1" attached hereto (the general partner and the limited partners are collectively the "Members").

     B. First Commercial is the owner of a certain tract of land, together with the buildings and improvements thereon, including four (4) office buildings containing approximately 71,728 net rentable square feet in Commerce Park, commonly known as 2401, 2404, 2405 and 2407 Park Drive, Harrisburg, Susquehanna Township, Pennsylvania as more fully described on Exhibit "A" attached hereto; and

     C. First Commercial is the owner of a certain tract of land, together with the buildings and improvements thereon, including four (4) office buildings containing approximately 61,821 net rentable square feet in Corporate Center 81, commonly known as 600 and 800 Corporate Circle and 200 and 500 Nationwide Drive, Harrisburg, Susquehanna Township, Pennsylvania as more fully described on Exhibit "A" attached hereto.

     D. First Commercial is the owner of a certain tract of land, together with the buildings and improvements thereon, including three (3) office buildings containing approximately 277,092 net rentable square feet in Camp Hill Corporate Center, commonly known as 150, 200 and 300 Corporate Center Drive, East Pennsboro Township, Pennsylvania as more fully described on Exhibit "A" attached hereto.

     E. The Members desire and hereby agree to contribute, and the Partnership desires and hereby agrees to acquire or accept, all of the Members' right, title and interest as partners in and to First Commercial (the "First Commercial Partnership Interests"), subject to and on the terms and conditions hereinafter set forth.



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

     NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions Of Certain Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

               "Agreement" shall mean this document entitled "Contribution Agreement", all exhibits and schedules attached hereto or made a part hereof and all amendments to this Agreement which are agreed to in writing and signed by all of the parties hereto.

               "Closing" shall have the meaning ascribed to that term in Paragraph 4 hereof. The date upon which the Closing actually occurs shall be the "Closing Date."

               "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

               "Common Shares" shall mean the common shares of beneficial interest, par value $.01 per share, of the Trust.

               "Contracts" shall mean all contracts and agreements with respect to the management (excluding property management agreements), operation, supply, maintenance, repair or construction affecting any of the Property, all as described in Exhibit "B" attached hereto.

               "Deposit" shall mean the two payments in the amount of Two Hundred Thousand Dollars ($200,000), each, delivered by the Partnership to Escrow Agent pursuant to Paragraph 3(a) hereof, together with all interest earned thereon, if any.

               "Due Diligence Termination Date" shall mean 5:00 p.m. E.S.T. on the date which is twenty five (25) days from the Effective Date.

               "Effective Date" shall mean the date on which this Agreement has been fully executed and delivered by all parties hereto to each other.

               "Escrow Agent" shall mean Commonwealth Land Title Insurance Company, 1700 Market Street, Philadelphia, Pennsylvania 19103.

               "Escrow Terms" shall mean the escrow agreement to be entered of even date herewith between the Escrow Agent, the Members and the Partnership.

               "Excluded Assets" shall mean the assets of First Commercial which are described in Paragraph 2(b).


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               "First Commercial" shall mean First Commercial Development
Company, a Pennsylvania limited partnership and its predecessor entity, First Commercial Development Company, a Pennsylvania general partnership.

               "First Commercial Partnership Interests" shall mean all of the general partner and limited partner partnership interests of First Commercial, collectively.

               "Improvements" shall mean those certain buildings and other improvements constructed and located on the Land as described on Exhibit "A" attached hereto.

               "Initial Members" shall mean John S. Trogner, Sr., John S. Trogner, Jr. and Blair S. Trogner, Sr.

               "Land" shall mean collectively the certain parcels of real property which are owned by First Commercial and located in Harrisburg, Pennsylvania and in Camp Hill, Pennsylvania, as described on Exhibit "A" attached hereto.

               "Leases" shall mean those certain leases (and guarantees thereof, if any) listed on Exhibit "C" attached hereto, or hereafter entered into by First Commercial, as landlord, in accordance with the terms of this Agreement, for any space within any of the Improvements located on any of the Land.

               "Licenses" shall mean the licenses, permits, approvals and agreements affecting any of the Real Property.

               "Other Assets" shall mean the Excluded Assets and the Other Properties, collectively.

               "Other Properties" shall mean all of the real property which First Commercial owned, transferred and conveyed to third parties prior to the Effective Date, which are listed on Exhibit "F-2" attached hereto.

               "Partnership Agreement of the Partnership" and "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

               "Permitted Exceptions" shall mean with respect to any of the Real Property (i) the lien of real estate taxes, water rent and sewer charges that are not due and payable on the Closing Date, (ii) the printed exclusions, conditions and stipulations contained in the Commitment (as hereinafter defined), (iii) additional exceptions to title set forth in Exhibit "D" attached hereto, (iv) special assessments which become a lien on any of the Real Property on or after the Closing Date, and (v) such other title matters existing on the Closing Date which are accepted or deemed accepted by the Partnership pursuant to Paragraph 5 hereof; and (vii) the rights of Tenants of any of the Real Property pursuant to the Leases for all or any portion of any of the Real Property.

               "Personal Property" shall (except as specifically excluded on Exhibit "E" attached hereto) mean all of First Commercial's right, title and interest in and to the tangible personal property including, without limitation, furniture, furnishings, equipment, machinery and fixed and movable fixtures, together with all component and replacement parts, owned by First Commercial, situated on any of the Real Property on the Closing Date, and all artwork, renderings, flags, awnings and trade dress; all architects', engineers', surveyors' and other real estate professionals' plans, specifications, certifications, reports, data or other technical descriptions (including, without limitation, all environmental, structural and mechanical inspection reports) to the extent the same are in First Commercial's possession, are not proprietary in nature, and related directly to the Real Property and all building names and First Commercial's rights, if any, in and to the names "Commerce Park, Corporate Center 81, and Camp Hill Corporate Center."

               "Property" shall mean the Real Property and such of the Contracts, Leases, Licenses, Personal Property and other rights, titles, interests and obligations which pertain to the Real Property and are intended to be contributed, conveyed, sold or otherwise transferred to the Partnership by First Commercial pursuant to this Agreement.

               "Real Property" shall mean the Land and the Improvements.

               "Tenants" shall mean the tenants under the Leases.

               "Trust" shall mean Brandywine Realty Trust, a Maryland real estate investment trust, the sole general partner of the Partnership.

               "Underlying Shares" shall mean the Common Shares issuable upon the redemption of the Units issuable hereunder.

               "Units" shall mean Class A Units of Limited Partnership Interests in the Partnership.

     2. The Transaction

               (a) Contribution of Partnership Interests in First Commercial. On the Closing Date, subject to the terms and conditions set forth in this Agreement, the Members shall contribute, assign, transfer and convey to the Partnership and the Partnership shall accept from the Members the following:

               (i) On the Closing Date, the Members shall contribute (the "Initial Contribution") to the Partnership, and the Partnership shall acquire from the Members, all of the general partner interests and certain limited partner interests in First Commercial, comprising in the aggregate a 99% profits interest and a 89% capital interest in First Commercial. In return for the Initial Contribution, the Partnership shall, on the Closing Date, pay to the Members the initial consideration (the "Initial Consideration") consisting of a payment of cash and/or the issuance to the Members of the number of Units, having an aggregate value equal to 93% of the Net Consideration, such value to be determined under Paragraph 3 of this Agreement. The Initial Contribution shall be made by the Members and the Initial Consideration shall be allocated to the Members as set forth on Schedule "2" attached hereto.

               (ii) One Thousand One Hundred and Twenty Six Days after the Closing Date, the Members shall contribute (the "Subsequent Contribution") to the Partnership and the Partnership shall acquire from the Initial Members all of the remaining limited partner interests in First Commercial, comprising in the aggregate a 1% profits interest and a 11% capital interest in First Commercial. In return for the Subsequent Contribution, the Partnership shall on the closing date for the Subsequent Consideration, pay to the Initial Members the subsequent consideration (the "Subsequent Consideration") consisting of a payment of cash and/or the issuance to the Initial Members of the number of Units having the aggregate value equal to 7% of the Net Consideration, such value to be determined under Paragraph 3 of this Agreement. In addition as part of the Subsequent Consideration, the Partnership shall pay to the Initial Members the amount, if any, that is equal to the aggregate amount that would have been distributed on or before the date of the Subsequent Contribution in respect of such Units had they been issued to the Initial Members on the Closing Date, less any amounts distributed to the Initial Members after the Closing Date and prior to the date of the Subsequent Contribution in respect of the First Commercial Partnership Interests of the Initial Members retained by the Initial Members after the Initial Contribution.

     (b) Excluded Assets. Prior to Closing, First Commercial shall assign, transfer and convey to the Members or an entity designated by the Members, (i) the real property which is described on Exhibit "F-1" attached hereto, and
(ii) all cash and cash equivalents of First Commercial except for any such items which are to be transferred or credited to the Partnership under the terms of this Agreement. The Members and First Commercial are hereby authorized to transfer and withdraw from First Commercial the Excluded Assets, prior to or simultaneously with the Closing of the Initial Contribution. The costs of the transfer, including without limitation transfer taxes, shall be borne by the Members and the obligation of the Members to pay all transfer taxes in connection with such transfers shall survive the Closing, without limitation.

     (c) Liabilities.

               (i) The Members shall pay, perform and discharge all obligations and liabilities of First Commercial which relate to the periods prior to the Closing or which by their terms are to be paid, performed or discharged on or before the Closing Date for the Initial Contribution (whether or not such liabilities or obligations have been disclosed to the Partnership). Such payments shall occur prior to Closing or with respect to invoices received after Closing promptly upon receipt of such invoices.

               (ii) Except as expressly set forth in Paragraph 7 of this Agreement, all liabilities or obligations of First Commercial accrued as of the Closing or relating to periods prior to the Closing, whether or not relating to the Property, which are not paid, performed or discharged by First Commercial prior to the Closing, shall be transferred and assigned by First Commercial to the Members or their designee and the said transferee shall be responsible for and shall perform such excluded liabilities and obligations. The liabilities and obligations which are to be transferred and assigned under this Paragraph 2(c)(ii) are the "Excluded Liabilities."

               (d) Right of First Refusal Properties.

               (i) The Real Property is subject to the following rights of first refusal to purchase: a right of first refusal for the benefit of IBM with respect to the property known as 300 Corporate Center Drive, Camp Hill, Pennsylvania, as set forth in Article 23 of the lease with IBM for such property; and a right of first refusal for the benefit of Tracking Systems Corporation ("Tracking") with respect to the property known as 2404 Park Drive, Harrisburg, Pennsylvania, as set forth in Paragraph 7 of the lease with Tracking for such property. First Commercial has received a letter from IBM which waives the right of first refusal under Article 23 of the IBM Lease. First Commercial has sent to Tracking a letter (the "Tracking RFR Letter") which requests the waiver of Tracking of its right of first refusal. The IBM waiver letter and the request letter to Tracking are set forth as Exhibit "AA" hereto.

               (ii) Should Tracking not waive its right of first refusal but instead offer and agree to purchase its first refusal property (the "Tracking Refusal Purchase Property"), the transactions under this Agreement shall proceed with the following changes to the terms and provisions of this
Agreement:

               (1) the Real Property shall consist of all of the Real Property listed on Exhibit "A" hereto except for the Tracking Refusal Purchase Property.

               (2) the Aggregate Consideration shall be reduced by an amount equal to the base consideration payable under the Tracking RFR Letter for the Tracking Refusal Purchase Property which is $825,000; and

               (3) each Member shall notify the Partnership of the applicable cash/Units allocation of the Aggregate Consideration for such Member in the aggregate and with respect to the Initial Contribution and the Subsequent Contribution; and

               (e) The Partnership agrees to change the name of First Commercial and stop using the name "First Commercial" within three months after the Closing. Within three months after the Closing, the Partnership shall assign and transfer to the Members or an entity designated by the Members on an "as is" basis the rights of the Partnership to the name "First Commercial Development Company" and "First Commercial" and all derivatives thereof. The name change and the transfer of the name by the Partnership to the Members or such entity and the subsequent use of the name by the Members and such entity shall be done in a manner which minimizes any confusion of third parties and the public with respect to the entity known as First Commercial immediately after the Closing.

               3. Consideration And Time Of Payment. The total value of the consideration (the "Aggregate Consideration") to be received by the Members from the Partnership, in exchange for the First Commercial Partnership Interests, shall be Forty Eight Million Five Hundred Thousand Dollars ($48,500,000), as adjusted pursuant to Paragraph 7 of this Agreement. The amount of the Aggregate Consideration which is payable to the Members shall be reduced by the amount of principal and accrued interest secured by the Mortgage Debt on the Real Property as of the Closing Date which is paid off under Paragraph 3(b) below or which is assumed by the Partnership. Such reduced Consideration shall be called the "Net Consideration." The Aggregate Consideration shall be paid to the Members in the following manner:

               (a) On the Effective Date, the Partnership shall deliver a check, subject to collection, in the amount of Two Hundred Thousand Dollars ($200,000) to the Escrow Agent, which check shall be payable to the order of the Escrow Agent and shall be held and disbursed pursuant to the Escrow Terms. Thereafter, within two (2) business days following the Due Diligence Expiration Date, the Partnership shall deliver a check, subject to collection, in the amount of Two Hundred Thousand Dollars ($200,000) to the Escrow Agent, which check shall be payable to the order of the Escrow Agent and shall be held and disbursed pursuant to the Escrow Terms. In the event that the Members elect, pursuant to subparagraph (d) below, to receive all of the Consideration in Units in exchange for the contribution of the Partnership Interests, the Escrow Agent shall release the Deposit to the Partnership at the Closing.

               (b) At the Closing, the Partnership shall deliver in cash sufficient funds to payoff all of the debt on the Real Property which is listed on Exhibit "G" attached hereto (the "Mortgage Debt") provided, however, that amount of such funds shall not exceed an amount equal to 93% of the Aggregate Consideration.

     (c) (i) The balance of the Initial Consideration shall be paid to the Members at the Closing and the making of the Initial Contribution by wire transfer of immediately available funds to an account designated by the Members.

               (ii) The Subsequent Consideration shall be paid to the Initial Members upon the making of the Subsequent Contribution, by wire transfer of immediately available funds to an account designated by the Initial Members.

     (d) In lieu of receiving the cash Consideration pursuant to subparagraphs
(a) and (c)(i) and (ii) above, the Members may elect, at their option, to receive all or a portion of the cash Consideration in the form of Class A Units of Limited Partnership Interest ("Units") in the Partnership in exchange for the contribution to the Partnership of all or a portion, as the case may be, of the First Commercial Partnership Interests. The Members may make such election by providing the Partnership written notice not later than twenty
(20) days prior to the applicable Closing Date. Such election notice shall state the dollar amount of the Consideration to be received in Units. The number of Units issuable in satisfaction of the applicable portion of the Consideration that the Members elect to be so received shall be computed by dividing the aggregate dollar amount of such applicable portion of the Consideration by the Computed Market Price. The term "Computed Market Price" shall mean the average closing price for the Common Shares as reported by the New York Stock Exchange (the "NYSE") for the ten (10) trading day period immediately preceding the Due Diligence Termination Date. The distributions declared by the Partnership in respect of the Class A Units issuable pursuant to this Agreement during the initial calendar quarter in which the Closing occurs shall be pro-rated by the Partnership based on the number of days the Class A Units are outstanding during such quarter. For example, if the Class A Units issuable pursuant to this Agreement are issued on May 1, 1998, each of such Class A Units shall be entitled to receive an amount equal to two-thirds of the amount of the distributions payable to a Class A Unit that was outstanding during the full quarter.

     (e) (i) It is the intent of the parties to this Agreement that the transaction qualify as a tax-deferred contribution by the Members to the Partnership of the First Commercial Partnership Interests under Section 721 of the Code with respect to the receipt of Units by the Members.

               (ii) At the request of the Members, the Partnership shall provide the Members with an allocation of additional debt (through guarantees in the form attached hereto as Exhibit "H" or otherwise) to provide the Members with sufficient tax basis to defer at Closing income tax recognition in connection with the Section 721 contribution to the Partnership.

               (iii) The Partnership makes no representations and warranties regarding the tax consequences to the Members of the transactions under this Agreement.

               (f) The Members will be responsible for any prepayment costs associated with the Mortgage Debt payoffs.

               (g) The Units to be issued to the Members will be restricted from sale for two years as provided in the Partnership Agreement of the Partnership.

     4. Closing. The closing of the Initial Contribution and the transactions contemplated by this Agreement (the "Closing") shall be held on or before May 5, 1998, at the offices of counsel to the Members, Buchanan, Ingersoll, Professional Corporation, Eighth Floor, 30 North Third Street, Harrisburg, PA, commencing at 10:00 a.m., time being of the essence.

     5. Title And IDA Conveyances.

               (a) At Closing, legal and equitable title to the Real Property shall be in the name of First Commercial and insurable at regular rates by Commonwealth Land Title Insurance Company (the "Title Insurer"), free and clear of all liens, encumbrances and restrictions other than the Permitted Exceptions; provided, however, that if title to any of the Real Property is not insurable as aforesaid, the Partnership's sole right and remedy shall be as set forth in Paragraph 5(b) below. Title to the properties known as 600 and 800 Corporate Circle and 200 and 500 Nationwide Drive, is currently in the name of the Dauphin County Industrial Development Authority and title to the properties known as 2401 and 2404 Park Drive, Harrisburg, Susquehanna Township, Pennsylvania is currently in the name of the Susquehanna Township Industrial Development Authority (collectively the "Authority"). Prior to Closing, the Members shall take all necessary action to cause title to such properties to be transferred to First Commercial free and clear of all liens and encumbrances in favor of the Authority and terminate any and all agreements involving the Authority with respect to such properties. All such action and transfers shall be taken at no cost and expense to the Partnership, including without limitation, transfer taxes and the obligation of the Members to pay all transfer taxes in connection with such transfers shall survive the Closing, without limitation.

               (b) (i) The Partnership has applied for a title insurance commitment (1992 ALTA Form with Creditor's Rights Exclusion Deleted) to be issued by the Title Insurer ("Commitment"), agreeing to issue to the Partnership, upon the Closing, an owner's policy of title insurance as above specified ("Title Policy"). Said Commitments shall agree to insure the proposed title of the Partnership to each of the Real Property subject only to the Permitted Exceptions and such other title exceptions as the Partnership has agreed to accept or is deemed to have accepted pursuant to this Paragraph. If any of the Commitments disclose any title exceptions in addition to the Permitted Exceptions and the Partnership objects to such additional title exceptions (the "Title Defects"), the Partnership shall notify the Members of such Title Defects with sufficient specificity to enable the Members to respond. The Partnership's notice of any Title Defects shall be given in writing to the Members no later than the date which is five (5) business days prior to the Due Diligence Termination Date, together with the Commitments and copies of all matters of record raised therein as exceptions thereto, after which the Partnership shall be deemed to have waived any and all Title Defects not so raised, except for Title Defects which are first disclosed to the Partnership in continuations of title issued subsequent to the issuance of the Commitments, unless the Partnership fails to object to same in writing within three (3) business days after the Partnership's receipt of the continuation of title in which the same is disclosed, in which case the Partnership will be deemed to have waived such additional Title Defects. The Members shall have the right, but not the obligation (except as otherwise specifically provided), to cure such Title Defects and, if the Members elect to attempt to cure the Title Defects but have not cured same on or before the Closing Date, then the Closing Date may be extended by the Members at their sole option for up to thirty (30) days to enable the Members to effect such cure.

               (ii) In the event that either (a) title is not in accordance with the terms of this Agreement, (b) the Members elect not to cure or cause the removal of any exception to title, except as required in subparagraph
(iii) below, or (c) if the Members are unable to satisfy any other conditions to the Partnership's obligations under this Agreement, then (except as otherwise specifically provided in subparagraph (iii) below) the sole liability of the Members shall be to (A) direct the Escrow Agent to return the Deposit to the Partnership and (B) reimburse the Partnership for the reasonable charges imposed by the Title Company for preparation of the Commitments (without the issuance of a policy) and for the reasonable fees paid by the Partnership to update the existing surveys and in respect of the Partnership's actual, documented out-of-pocket costs of due diligence, the sum of which shall in no event exceed in the aggregate $45,000 (collectively the "Partnership's Reasonable Costs"), and upon such payments being made, this Agreement shall be deemed canceled and the parties hereto shall be released of all obligations and liabilities hereunder, except as to any provisions which expressly survive a termination of this Agreement; and the Partnership shall have no rights of action against the Members in law or in equity, for damages or, except for the purpose of enforcing the Members's contractual obligations under subparagraph (iii) below, for specific performance. Notwithstanding the foregoing, the Partnership shall have the right to waive any conditions to the Partnership's obligations hereunder, in which event the Members shall make the deliveries provided for herein to the Partnership to the extent that the Members are able so to do, and there shall be no reduction in the Consideration in such event.

               (iii) Notwithstanding the provisions of the foregoing paragraph, if the condition of title to the Real Property at the Closing is other than that which the Partnership is required or agrees to accept hereunder solely by reason of any mortgages or other monetary liens (hereinafter referred to as "Liens") which can be satisfied or remedied by the payment of a liquidated amount of money, the Members shall not have the right to cancel this Agreement and the Members shall either (aa) discharge, satisfy, or bond the same or (bb) deliver such funds to be held in escrow required by the Title Company, in either event so that the Title Company shall affirmatively insure the full and complete discharge of the foregoing and shall agree to omit the same as an exception to its title insurance policy.

               (iv) Notwithstanding anything to the contrary contained in this Agreement, the Members shall have no duty nor be required to take any action, to institute any proceedings or to incur any expense (other than as may be expressly required in subparagraph (iii) above) in order to remedy or remove any objections to title or otherwise to render title in accordance with the terms called for in this Agreement.

     6. Closing Documents - Closing and Subsequent Contribution.

        (a) At the Closing, as a condition of the Partnership's obligations to close hereunder, the Members shall deliver or cause to be delivered the following:

               (i) An Assignment of Partnership Interests of First Commercial comprising the Initial Contribution;

               (ii) An executed counterpart of an Amended and Restated Limited Partnership Agreement of First Commercial in the form of Exhibit "I" hereto, which substitutes the Partnership for the Members as the partners in First Commercial with respect to the First Commercial Partnership Interests which are the subject of the Closing and the Initial Contribution;

               (iii) Proof as to the due authorization and execution by the Members of the documents executed and delivered by the Members;

               (iv) The signed originals (or true and correct copies of same) of the Contracts, Leases, Licenses, as are in the possession or control of First Commercial;

               (v) All machinery and/or equipment operating manuals, technical data and other documentation relating to the building systems and equipment, and all machinery, equipment and other building warranties and guarantees, if any, but only to the extent that any of the same are in the possession or control of First Commercial;

               (vi) All master and duplicate keys, combinations and codes to all locks and security devices for the Improvements which are in the possession or control of First Commercial;

               (vii) Written notice from First Commercial or First Commercial's managing agent to each Tenant in form reasonably satisfactory to the Partnership stating that the Real Property has been acquired by the Partnership and that tenant security deposits (if any) in First Commercial's possession have been transferred to the Partnership and directing the Tenants to make future rental payments to the Partnership at the address designated by the Partnership;


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



               (viii) Non-foreign person certification in the form of Exhibit "J" attached hereto;

               (ix) All building records and Tenant lease files with respect to the Real Property which are in the possession of First Commercial;

               (x) Each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities and to the extent in First Commercial's possession or control, bills for each of the same for the three
(3) preceding years, together with proof of payment thereof (to the extent same have been paid);

               (xi) All plans, specifications, as-built drawings, surveys, site plans, and final, written reports of architects, engineers and surveyors, and any other Personal Property forming part of the Property or any portion thereof, but only to the extent that the same exist and are in the possession of First Commercial or any property manager controlled by First Commercial;

               (xii) Subject to the provisions of Paragraph 11(d), below, Estoppel Letters, if any, received from Tenants;

               (xiii) Updated rent rolls, which shall be certified by First Commercial to be correct and complete as of Closing Date;

               (xiv) Proof as to the due authorization and execution by First Commercial of the documents executed and delivered by First Commercial;

               (xv) An affidavit or affidavits of title in favor of the Title Insurer on the form used by such Title Insurer, in form reasonably acceptable to the Members to enable the Title Insurer to issue the Commitments described in Paragraph 5(b)(i) and as shall be required by the Title Company to insure the Partnership's title to the Property as set forth in Section 5. The Partnership shall require affirmative endorsements consistent with the Members' obligations under Paragraph 5(b)(iii), above and affirmative endorsements (a) against mechanic's liens, (b) insuring against any violation of existing covenants, conditions or restrictions, and insuring that future violation will not result in forfeiture of title,(c) with respect to non-attribution to the Partnership and First Commercial after Closing of any knowledge or activities of First Commercial and the Members on or before the Closing;

               (xvi) A Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit "K" attached hereto, executed by the Members;

               (xvii) Proof satisfactory to the Partnership, in its sole discretion, as to the transfer to the Members or an entity designated by the Members of the Excluded Assets and the Excluded Liabilities; and

               (xviii) The closing certificate required pursuant to Paragraph
9.

     (b) At the Closing, as a condition of the obligations of the Members to close hereunder, the Partnership shall deliver or cause to be delivered the following:

               (i) The balance of the Initial Consideration (in immediately available funds or Units in accordance with Paragraph 3);

               (ii) A Registration Rights Agreement executed by the Trust; and

               (iii) Proof as to the due authorization and execution by the Partnership of the documents executed and delivered by the Partnership;

               (iv) An executed counterpart of an Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership evidencing the issuance of Units to the Members as specified above;

               (v) An executed counterpart of an Amended and Restated Limited Partnership Agreement of First Commercial;

               (vi) The Tax Indemnification Agreement in the form of Exhibit "L" hereto.

               (vi) The closing certificate required pursuant to Paragraph 9.

     (c) At the making of the Subsequent Contribution, as a condition of the obligations to pay the Subsequent Consideration, the Members shall deliver or cause to be delivered the following:

               (i) An Assignment of Partnership Interests of First Commercial comprising the Subsequent Contribution;

               (ii) An executed counterpart of an Amended and Restated Limited Partnership Agreement of First Commercial which substitutes the Partnership for the Members as the partners in First Commercial with respect to the First Commercial Partnership Interests which are the subject of the Subsequent Contribution;

               (iii) Proof as to the due authorization and execution by the Members of the documents executed and delivered by the members;

               (iv) An affidavit or affidavits of title in favor of the Title Insurer on the form used by such Title Insurer, in form reasonably acceptable to First Commercial to enable the Title Insurer to issue the Commitments described in Paragraph 5(b)(i). The Partnership shall require affirmative endorsements with respect to non-attribution to the Partnership and First Commercial after the Subsequent Contribution of any knowledge or activities of the Members on or before the Subsequent Contribution; and

               (v) An update of the certificate set forth in Paragraph 9, but only with respect to the matters set forth in Paragraphs 9(b) and 9(c)(1) and
(2) and then only insofar as such Paragraphs relate to the Members making the Subsequent Contribution.

               (d) At the making of the Subsequent Contribution, as a condition of the obligation of the Members to make the Subsequent
Contribution, the Partnership shall deliver or cause to be delivered the following:

               (i) The Subsequent Consideration (in immediately available funds or Units in accordance with Paragraph 3); and

               (ii) An update of the certificate set forth in Paragraph 9.

     7. Prorations And Closing Costs. All matters involving prorations or adjustments to be made to the Consideration in connection with the Closing and not specifically provided for in any other provision of this Agreement shall be adjusted as provided below. Except as otherwise set forth herein, all items to be prorated pursuant to this Paragraph shall be prorated as of the Closing Date, in connection with the Initial Contribution, for purposes of prorations of income and expenses, on the Closing Date.

               (a) Real estate taxes and all other ad valorem taxes, if any, with respect to the Real Property for the applicable fiscal or calendar year in which the Closing occurs shall be prorated on a per diem basis. If the amount of such taxes is not known on the Closing Date, taxes will be prorated on the basis of the most recently ascertainable tax bill. There shall be no proration of First Commercial's insurance premiums or assignment of First Commercial's insurance policies and First Commercial shall be entitled to cancel all of its existing policies as of the Closing Date with any unexpired premiums, which are refunded by the insurers, being repaid to the Members. The Partnership shall be obligated (at its own election) to obtain any replacement policies. The amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by First Commercial before Closing, if possible, or shall be paid promptly thereafter by the Members or adjusted between the Partnership and the Members immediately after the same have been determined. First Commercial shall attempt to have all utility meters read as of the Closing Date. First Commercial shall further attempt to obtain from the provider of same, all other service statements and bills of account adjusted as of the Closing Date. The Members shall be entitled to refunds of all deposits, if any, paid by First Commercial or First Commercial's predecessor-in-interest prior to Closing and held by entities providing such service, or, at the option of the Members, the Members shall agree that, First Commercial may retain such deposits after Closing in which case the Members shall receive a full credit for the amount of such deposits. All Contracts and other obligations in connection with the Property, to the extent the same are intended to be assumed hereunder, shall be prorated as of the Closing Date.

     (b) Special assessments which have been filed as a lien against any of the Real Property on or before the Closing Date and are not payable in installments shall be paid by First Commercial on or before the Closing. Special assessments which have been filed as a lien against any of the Real Property, but which are payable in installments shall be adjusted based upon the installment payment for the fiscal or calendar year in which Closing takes place and the remaining unpaid assessments shall be assumed by the Partnership. Special assessments which are or may be pending, but which have not become a lien on the Real Property as of the Closing Date, and special assessments which are filed as a lien after the Closing Date, shall be assumed and paid by the Partnership.

     (c) The parties intend that the transactions under this Agreement not be subject to the real estate transfer tax or stamps of the Commonwealth of Pennsylvania and East Pennsboro Township and Susquehanna Township. To the extent that state and local transfer taxes or stamps are imposed in connection with the transactions under this Agreement for any reason whatsoever, the cost of such taxes or stamps shall be borne one-half by the Partnership and one-half by the Members. The Partnership shall pay the expense of the title searches, title premiums and any other title insurance costs on the owner's title insurance policies and the cost of obtaining any surveys, if desired by the Partnership. Each party agrees to pay the expense of the legal fees of its own counsel. The cost of all of the Partnership's Due Diligence Activities (as defined below) shall be borne solely by the Partnership.

     (d) Any base, minimum or similar rents under the Leases collected by First Commercial on or before the Closing for a rental period or portion thereof from or after the Closing Date shall be credited to the Partnership at Closing on a per diem basis. In addition, any security deposits held by First Commercial for any Lease, together with the interest due thereon, if any and if required under the terms of the Lease or as required by applicable law, shall be credited to or transferred to the Partnership at Closing. If any tenant is in arrears in the payment of rent or additional rent on the Closing Date, rents received from such tenant within ninety (90) days after the Closing Date shall be applied in the following order of priority: (a) to the Partnership, for current unpaid rents and for so long as current rent is due and payable and such tenant is in arrears for current or prior rent arising after Closing, then (b) to the Members for all rent in arrears prior to the Closing Date; and then (c) to the Partnership with no further claim by the Members thereto.

               (i) Except as herein provided, after Closing, First Commercial and the Partnership are not under any obligation to collect rents in arrears for the benefit of the

Members. Any rents which are delinquent or otherwise not paid at the time of Closing, and collected by the Partnership or First Commercial or the Members within ninety (90) days after Closing shall be apportioned as aforesaid and the portion to which the Members are entitled shall be promptly remitted by the Partnership to the Members. Except as provided in Paragraph 7(d)(ii) below, the Members shall have no claim to rents collected ninety (90) days after the Closing Date. The Members retain the right to pursue their remedies against Tenants after Closing for any delinquent rents or other amounts owed to First Commercial which relate to the period prior to the Closing Date (other than proceedings to evict a Tenant or terminate its lease). The Partnership shall not enter into any agreement pursuant to which any sums owed to the Members in respect of any Lease for periods prior to the Closing are reduced, modified or waived. The obligations of the Partnership and First Commercial to collect arrearages shall be limited to commercially reasonable efforts, and First Commercial and the Partnership shall under no circumstance be required to commence litigation against any Tenant to collect the same.

               (ii) Notwithstanding the foregoing provisions of Paragraph 7(d): at least five (5) days prior to Closing, the Members shall deliver to the Partnership a reasonably detailed statement setting forth, as of the date of Closing (1) the sums collected from Tenants under Leases on account of or in reimbursement of landlord's operating expenses and/or any other payments made by Tenants to landlord on account of sums which are attributable to expenses paid or incurred by the landlord ("Escalation Payments") for the current fiscal year under each such Lease (whether a lease year or calendar or other year); and (2) the amounts paid or incurred by First Commercial during the appropriate fiscal year as aforesaid which First Commercial expects will be paid or reimbursed by Escalation Payments made by Tenants. If First Commercial shall have collected Escalation Payments for periods prior to Closing, whether pursuant to estimates which were in excess of the amounts actually required to be paid, or otherwise, there shall be an adjustment and credit to the Partnership at Closing for such excess. If the charges were not billed or have not been collected as of the date of Closing, then, when the amount of such Escalation Payments is determined and collected by First Commercial from Tenants after Closing, First Commercial will, upon collection, remit to the Members the portion thereof to which the Members are entitled to the date of Closing. After Closing, First Commercial shall have the right, in good faith, to settle or adjust any amount of such Escalation Payments due from any Tenant without the Members' prior consent, provided that such settlement or adjustment applies ratably to all amounts of Escalation Payments due from such Tenant.

     (e) All leasing commissions due or to become due prior to the Closing Date for any Leases entered into before the date hereof and all amendments, renewals and modifications thereof entered into before the date hereof, shall be paid by First Commercial prior to Closing without contribution by, or reimbursement from, the Partnership. At Closing, the Partnership shall pay or reimburse the Members for any leasing commissions due or to become due prior to Closing for any Leases and for any amendments, modifications or renewals of any Leases entered into after the date hereof which are entered into in accordance with the provisions of Paragraph 15(e) hereof. Except with respect to the commissions for the prospective Lease renewals set forth on Exhibit "M" , the Members shall be solely obligated to pay all leasing commissions payable under all Leases entered into prior to the date hereof (including all amendments, renewals and modifications thereof) which are first due or payable on or after the Closing Date, regardless of the date on which such Leases (including all amendments, renewals and modifications thereof) were executed or any of the leasing commissions therefor earned, subject only to the right of the Partnership to approve any new Leases or amendments, discretionary renewals or modifications of any Leases which are not otherwise permitted pursuant to Paragraph 15(e), below. First Commercial shall be responsible for the costs of, and shall pay or perform prior to Closing any tenant improvements and allowances for work performed or required to be performed (or paid, as applicable) prior to the Closing Date by or on behalf of First Commercial for all Leases (including all amendments, renewals and modifications thereof) entered into on or before the date of this Agreement for any of the Real Property. The Partnership shall assume, pay or reimburse (as applicable) the Members on the Closing Date for the costs of any tenant improvements and allowances for work to first be performed after the Closing Date pursuant to Leases (including all amendments, renewals and modifications thereof) entered into prior to the date of this Agreement and all costs of tenant improvements and allowances incurred by or on behalf of First Commercial in connection with any Leases (including all amendments, renewals and modifications thereof) entered into after the date of this Agreement for any of the Real Property, provided (i) the same were approved by the Partnership or (ii) are permitted under Paragraph 15(e) hereof or (iii) such costs are set forth on Exhibit "C" hereto.

     (f) Amounts paid or payable as fees or expenses under any of the Licenses shall be prorated as of the Closing Date but all amounts refundable under Licenses shall belong to the Members.

     (g) The Initial Members shall be solely responsible for the payment of any "roll back taxes" assessed or imposed upon any of the Real Property under the Pennsylvania Farmland and Forest Land Assessment Act of 1974, or Act 515, as amended, or otherwise, which relate to any period prior to the Closing Date, and the Initial Members agree to indemnify, defend and save First Commercial and the Partnership harmless (including attorneys' fees) from and against any claim for such taxes.

     (h) Miscellaneous income including, without limitation, telephone and vending machine income, if any, shall be prorated as of the Closing Date.

     (i) All of the provisions of this Paragraph 7 and First Commercial's, the Members' and the Partnership's respective rights and obligations hereunder shall survive the Closing.

     8. Possession Of Property.

        (a) Possession to the Real Property shall be delivered on the Closing Date, subject only to the Permitted Exceptions.

        (b) All of the provisions of this Paragraph 8 and First Commercial's, the Member's and the Partnership's respective rights and obligations hereunder shall survive the Closing.

        (c) The Property is being acquired without any employees of First Commercial. An affiliate of the Partnership, however, intends to hire or retain (but is not obligated to hire or retain) for First Commercial three individuals currently employed by First Commercial (and its affiliates) at salary levels consistent with those currently provided by First Commercial, with benefits consistent with that provided by such affiliate to other employees at a location in the Harrisburg area. The salary levels of such employees are as follows: Bookkeeper/Secretary - $640.85/week; Receptionist/Secretary - $556.14/week; and Property Supervisor - $717.79/week. It is anticipated that the responsibilities currently borne by the employees will be subject to modification to insure consistency with the Partnership's existing Asset Management/Tenant Services Program. Closing of the transactions under this Agreement is not conditioned upon any or all of such First Commercial employees accepting employment with an affiliate of the Partnership or continuing with First Commercial after Closing.

        (d) The Partnership shall cooperate with the Members and First Commercial to insure good tenant retention at the Property and to utilize the expertise of the Members in establishing a market presence and deal flow. However, no restrictions whatsoever will be placed upon the Members after Closing; rather, it is acknowledged that the Members will continue to develop and lease real estate in the Central Pennsylvania market after the Closing, even though such activities may directly or indirectly compete with the Partnership or First Commercial. In no event, however, for a period of three
(3) years after Closing will the Members or any affiliate, employee, representative, or agent of any of them, directly or indirectly approach, canvas or solicit any existing tenant of the Property, without specific written authorization from the Partnership (specifically excluding the ability of the Members to respond to tenant initiated request for proposals). First Commercial is currently responding to a request for proposal of Conrad M. Siegel, Inc. for new office space in a building to be constructed by the Members or certain of them. The Members, or certain of them, would be entitled to brokerage commissions in amounts determined in accordance with local practice for all leasing transactions secured by the Members or their affiliates for the benefit of the Partnership after Closing, including current renewals being negotiated by First Commercial or its affiliates (as detailed in Exhibit "N" to this Agreement).

     9. Representations Of The Initial Members and The Partnership.

        (a) The Initial Members hereby represent and warrant, as follows, all of which shall be true and correct at, and as of, the Effective Date:

               (1) First Commercial is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is in good standing in such state.

               (2) First Commercial has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, without the consent or authorization of, or notice to, any third party, except those third parties to whom such consents or authorizations have been or will be obtained, or to whom notices have been or will be given, prior to the Closing.

               (3) Except as set forth in Exhibit "O" attached hereto and made a part hereof, there is no litigation, proceeding or action pending or, to the best of First Commercial's knowledge, threatened against or relating to First Commercial or the Property which might materially and adversely affect First Commercial or the Property or which questions the validity of this Agreement or any action taken or to be taken by First Commercial pursuant hereto.

               (4) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or be in conflict with or constitute a default under any term or provision of First Commercial's limited partnership agreement or any other material agreement, instrument or lease to which First Commercial is a party, subject to any required consents or authorizations of, or notices to, third parties from whom such consents or authorizations will be obtained or to whom notices will be given prior to Closing.

               (5) True, correct and complete copies of all of the following, together with any modifications or amendments thereof, but only if and to the extent the same are in First Commercial's possession or control, have been or will be delivered, or made available, to the Partnership within five (5) days following the execution of this Agreement: (i) Leases and rent rolls; (ii) Contracts; (iii) leases of equipment, vehicles and other tangible personal property used by First Commercial in connection with the ownership and operation of the Property (the "Personal Property Leases"); (iv) Licenses; (v) surveys; (vi) title reports; (vii) engineering reports; and (viii) environmental reports.

               (6) To the best of First Commercial's knowledge, (i) all of the Leases, Contracts and Personal Property Leases and Licenses, are in full force and effect, (ii) there has been no action or failure to act by First Commercial or any other party to any Lease, Contract or Personal Property Lease or License which, with the giving of notice or the passage of time or both, would constitute a default in any material respect or a right to terminate; and (iii) First Commercial has not received from any other party written notice with respect to the condition of the Property or the use or repair of the same or of any alleged default by First Commercial under any such Lease, or Personal Property Lease or License. Except as set forth on Exhibit "P", each of the Contracts is terminable at will without penalty or cancellation fee upon no more than thirty (30) days prior written notice but, except as hereinafter expressly provided, unless otherwise directed by the Partnership, the Contracts shall not be terminated by First Commercial as of Closing. Anything in this Agreement to the contrary notwithstanding, any and all existing management agreements and brokerage or leasing agreements shall be terminated as of Closing. First Commercial shall retain or the Partnership shall assume all Contracts which are not terminated at Closing.

               (7) As of the Closing, there are and shall be no liens against the Real Property arising under the Employee Retirement Income Security Act of 1974, as amended, nor any other compensation or employment related lien or liability or obligation that could become the responsibility of the Partnership or continue to be the responsibility of First Commercial on or after the Closing. The Partnership shall be under no obligation to assume any of First Commercial's employees, it being the sole responsibility and obligation of the Members to provide severance arrangements, if any, for all such employees so that at Closing, there are no employees of First Commercial.

               (8) To the best of First Commercial's knowledge, there are no public improvements in the nature of off-site improvements or otherwise, which have been ordered to be made and/or which have not heretofore been assessed and, to First Commercial's actual knowledge, there are no special or general assessments currently affecting or pending against the Real Property or any portion thereof.

               (9) Except as set forth on Exhibit "Q", First Commercial has not been served with written notice that it has been named as a party in any litigation, administrative proceeding or investigation naming First Commercial as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants affecting the Real Property. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601
(14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws; and "Hazardous Wastes" means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws. First Commercial has not received any summons, citation, directive, letter or other written communication, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on First Commercial's part which either (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes at the Real Property, or
(b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes at the Real Property.

               (10) The income and expense statements for the Property and the current rent roll which have been delivered by the Members to the Partnership are true, correct and complete in all material respects.

               (11) First Commercial has received no written notice of any violation of any of the licenses, permits, consents, authorizations, approvals, and certificates of any regulatory, administrative or other governmental agency or body, if any, issued to or held by the First Commercial and related to the ownership or operation of the Property (collectively, the "Permits"), and there is no pending or, to the best of First Commercial's knowledge, threatened proceeding which could result in the revocation or cancellation of, or inability of First Commercial to renew, any Permit.

               (12) To the best of First Commercial's knowledge, except as set forth in Exhibit "R" attached hereto and made a part hereof: (a) all management fees, leasing commissions and tenant improvement allowances are fully paid, (b) there are no brokerage commissions owing by First Commercial with respect to any of the Leases or otherwise related to the Property which have not been paid, and (c) there are no ongoing or prospective commission or leasing fee obligations.

               (13) First Commercial has received no written notice from any insurance company which has issued a policy with respect to the Property or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work, and First Commercial will promptly notify the Partnership of any such notice or requirement if such notice is received prior to the Closing.

               (14) First Commercial is not a "foreign person" and will deliver to the Partnership, at the Closing, a statement certifying that it is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended.

               (15) First Commercial has not received written notice from any governmental agency or authority of outstanding material violations issued by governmental authorities having jurisdiction over the Real Property.

               (16) Except as may be set forth in a Lease as specifically noted on Exhibit "C", there are no options, rights of first refusal or conditional sales agreements regarding the purchase and sale of the Real Property.

               (17) There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Property other than the leases (the "Leases") listed on the rent roll attached hereto as Exhibit "C". No tenant has advised First Commercial that First Commercial is in default under any of the Leases, or asserted any claim or basis for any claim for free or reduced rent or right of setoff against the landlord or the rent under the Leases, and First Commercial has no actual knowledge of any default or any event which has taken place which, with the passage of time, or the delivery of notice, or both, could become an event of default. First Commercial has the sole right to collect rents under the Leases, and neither such right nor any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered by First Commercial except as additional collateral for the Mortgage Debt. No holder of any such collateral assignment has asserted or exercised any of its right to collect such rents. Each of the Leases is valid and subsisting and in full force and effect, the tenant is in actual possession in the normal course, and the rents set forth in Exhibit "C" are the actual rents, income and charges being collected by First Commercial under the Leases. Any tenant improvements which First Commercial is obligated to complete pursuant to any Lease (or any unsigned lease proposal or lease amendment) have been completed as of this date or shall be completed as of Closing, and all costs therefore have been or shall be paid by First Commercial, prior to Closing and all of First Commercial's work has or shall have been accepted by the Tenant without exception on or before Closing, other than routine punch list items, which items shall remain the responsibility of First Commercial following Closing, and which obligation shall expressly survive Closing. The amount of each security deposit contains, where required by law or otherwise applicable, interest which has accrued in accordance with law. No tenant of the Property under any of the Leases has, and shall not at Closing have, prepaid any rent under any of the Leases for more than one (1) month. Except as otherwise set forth on Exhibit "C", no security deposits by tenants have heretofore been returned or applied to charges against the tenants.

               (18) To the best of First Commercial's knowledge: (i) the Property and the continued operation and use thereof comply with all applicable requirements of federal, state and local law, and all applicable requirements of governmental bodies or agencies having jurisdiction thereof, and (ii) except as disclosed on Exhibit "S", no portion of the Property lies within a flood hazard area, flood plain or wetland.

               (19) Except as specifically set forth on the environmental reports attached hereto as Exhibit "T" to the best of First Commercial's knowledge, (i) no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) are present on the Property including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated byphenyls ("PCBs"), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials, and (ii) there has been no use of the Property that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Property and/or impose, at any time, upon the owner of the Property any clean-up or other monetary obligation. To the best of First Commercial's knowledge, neither the Property nor any portion thereof, have been identified on the federal CERLIS, the National Priorities List (40 C.F.R.
Part 300, App. B) or any state or local list of potential hazardous waste disposal sites or as an industrial establishment. There are no underground storage tanks located on the Property.

               (20) To the best of First Commercial's knowledge, all adequate utilities, useable public sanitary and storm sewers, public water facilities, electric facilities and, if any, gas facilities (collectively, the "Utilities"), are installed in, and are duly connected to, the Real Property, and can be used without charge except the normal and usual metered utility charges and water and sewer charges. To the best of First Commercial's knowledge, all Utilities required for the operation of the Property either enter the Property through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public easements or private easements which will inure to the benefit of the Partnership at no cost to the owner of the Property. All of said Utilities are installed and operating and all installation, connection and "tap-in" charges have been paid for in full.

               (21) No work has been performed or is in progress at, and no materials have been furnished to the Property which, though not presently the subject of, might give rise to construction, mechanic's, materialmen's, municipal or other liens against the Property or any portion thereof, except that for which full and complete releases have been obtained. If any lien for any such work is filed before Closing, First Commercial shall promptly discharge the same prior to Closing.

               (22) To the best of First Commercial's knowledge, none of the artwork being a part of the Personal Property was prepared on a "work for hire" basis and none of the artwork was commissioned after 1991.

               (23) To the best of First Commercial's knowledge, all applicable charges, fees and assessments (including condominium fees, to the extent applicable) and any and all other sums due under declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained pursuant to the requirements of such documentation.

               (24) To the best of First Commercial's knowledge, all debts, liabilities, and obligations of First Commercial arising out of the construction, ownership, and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts payable and the like, have been paid as they became due and payable and shall continue to be so paid from the date hereof until the Closing Date.

               (25) There are no equity, revenue, cash flow, profit or other participations or similar rights of lenders, Tenants or other third parties, which apply to the Real Property.

     (b) Each of the Members who is acquiring Units, on its own behalf, hereby represents and warrants as follows, all of which shall be true and correct on, and as of, the Effective Date:

               (1) That it has received a copy of the Trust's Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 1997 and 1996 (together, the "10-Ks"), the Trust's Quarterly Reports on Form 10-Q, as amended, for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the "10-Qs"), and all Current Reports on Form 8-K filed by the Trust during the period between January 1, 1997 and the date hereof (collectively, the "8-Ks"), the Trust's proxy statement for its annual meeting of shareholders held on May 12, 1997 and a copy of the Partnership Agreement;

               (2) That the Units and the Underlying Shares (collectively, the "Securities"), are being acquired for its own account without a view to public distribution or resale and that it has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any Securities or any portion thereof to any other person;

               (3) That it understands that the Securities have not been registered under the Securities Act or the securities laws of any state, and, as a result thereof, the Securities are "restricted securities" as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and are subject to substantial restrictions on transfer;

               (4) That it understands that the certificates evidencing the Securities shall bear a legend indicating that such Securities have not been registered under the Securities Act or any applicable state securities laws and the transferability thereof is subject to compliance with the Securities Act and applicable state securities laws;

               (5) That it will not sell or otherwise transfer or dispose of any Securities or any portion thereof unless the Securities are registered under the Securities Act and any applicable state securities laws or it obtains an opinion of counsel which is reasonably satisfactory to the Partnership or the Trust, as appropriate, that the Securities may be sold in reliance on an exemption from such registration requirements, and that the Securities and certificates evidencing the same will bear a legend reflecting such restrictions;

               (6) That it understands that (i) except as expressly set forth in the Registration Rights Agreement attached hereto as Exhibit "K", neither the Partnership nor the Trust has any obligation or intention to register the Securities for resale under any federal or state securities laws and (ii) it therefore may be precluded from selling or otherwise transferring or disposing of any Securities or any portion thereof for an indefinite period of time or at any particular time;

               (7) That in determining to acquire the Securities, it has relied solely upon its independent investigation, including the advice of its legal counsel and accountants or other financial and tax advisers and has, during the course of discussions concerning the acquisition of the Securities, been offered the opportunity to ask such questions and inspect such documents concerning the Partnership and the Trust and their respective businesses and affairs as it has requested so as to more fully understand the nature of the investment and to verify the accuracy of the information supplied;

               (8) THAT IT UNDERSTANDS THAT THE ACQUISITION OF THE SECURITIES INVOLVES CERTAIN RISKS, and that it can bear the economic risk of the acquisition of the Securities, including the total loss of its investment;

               (9) That (i) it has adequate means of providing for its current needs and financial contingencies, (ii) it has no need for liquidity in this investment, (iii) it has no debts or other obligations, and cannot reasonably foresee any other circumstances, that are likely in the future to require it to dispose of the Securities, (iv) all its investments in and commitments to non-liquid investments are, and after its acquisition of the Securities will be, reasonable in relation to its net worth and current needs, and (v) it was not formed for the specific purpose of making an investment in the Securities;

               (10) That it understands that no federal or state agency has approved or disapproved the Securities, passed upon or endorsed the merits of the offering of the Securities hereunder, or made any finding or determination as to the fairness of the Securities for investment;

               (11) That it is making an investment without the influence of any general advertising or general solicitation by the Partnership or the Trust;

               (12) That it understands that the Securities are being offered and distributed in reliance on specific exemptions from the registration requirements of federal and state securities laws and that each of the Partnership and the Trust is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemption and the suitability of First Commercial and the Members to acquire the Securities. In this regard, it understands that Common Shares may only be issued upon the redemption of the Units, if an exception from the registration requirements of the Securities Act is then available for such issuance;

               (13) It is an accredited investor, as defined in Rule 501(a) of Regulation D adopted under the Securities Act; and

               (14) The number of Common Shares which are owned by such Member on the date hereof do not exceed that number that is equal to 1% of the number of outstanding Common Shares of the Trust.

     (c) The Initial Members hereby represent and warrant, as follows, all of which shall be true and correct at, and as of, the Effective Date:

               (1) Schedule "1" attached hereto is a true and correct list of all existing partners of First Commercial as shown on the books of First Commercial. Each existing Partner is the sole owner of the First Commercial Partnership Interests to be contributed by he, she or it to the Partnership and has good, valid and marketable title to such First Commercial Partnership Interests, free and clear of all liens, except for those liens created by the partnership agreement of First Commercial (which shall be discharged on or before the Closing). The First Commercial Partnership Interests have been issued in compliance with the partnership agreement (as then in effect) of First Commercial, as applicable, and such interests were not issued in violation of any federal or state securities laws;

               (2) There are no rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any securities or obligations of any kind convertible into any partnership interest or other equity interests or participation interests of any kind in First Commercial or the Real Property (or any part thereof) except for those rights created by the partnership agreement of First Commercial;

               (3) The balance sheets of First Commercial as of December 31, 1996, 1995 and 1994, and the related combined statements of operations, owners' deficit, and cash flows for each of the three years in the period ended December 31, 1996, together with the notes thereto, present fairly in all material respects the financial position of First Commercial and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

               i) When delivered to the Partnership not later than March 31, 1998, the balance sheets of First Commercial as of December 31, 1997 and related combined statements of operations, owners' deficit and cash flows for the period ended December 31, 1997 together with the notes thereto, and when delivered to the Partnership not later than ten (10) days after the Effective Date, the statement of operations, for the period ending February 28, 1998, each present fairly in all material respects the financial position of First Commercial and the results of its operations and its cash flows for the period ended December 31, 1997 and for the period ending February 28, 1998, in conformity with generally accepted accounting principles.

               ii) There has been no material adverse change in the financial position of First Commercial from December 31, 1997 to the date hereof.

               (4) Except for (i) liabilities disclosed in the financial statements referred to in Paragraph 9(c)(3) , (ii) liabilities arising in the ordinary course of business which, if material (individually or in the aggregate), are disclosed in Exhibit "U" attached hereto, (iii) liabilities at the date hereof which are specifically disclosed in the Exhibits attached to this Agreement and (iv) current liabilities incurred in the ordinary course of business after the date hereof (consistent with the past practice), First Commercial is not subject to liabilities of any nature, whether matured or unmatured, fixed or contingent, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon First Commercial.

               (5) First Commercial (i) has filed or has had filed on its behalf all Tax Returns (as defined below) on a timely basis which are required to be filed as of the date hereof, and such Tax Returns are correct and complete in all material respects, (ii) has paid or has had paid on its behalf on a timely basis all Taxes (as defined below) shown to be due on such Tax Returns and (iii) with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, has made due and sufficient current accruals for such Taxes in its books and records in accordance with generally accepted accounting principles and shall pay all such Taxes as they become due and owing. For purposes of this subsection, "Tax" shall mean any Federal, state or local tax of any kind whatsoever, including any interest or penalty, and "Tax Return" shall mean any return, declaration, report, claim for refund, information return, statement or other similar document relating to Taxes;

               (6) All payments of principal and interest on all Mortgage Debt are current as of the date hereof. First Commercial is not in default in any material respect of any loan or any other agreement to which it is a party and, no event has occurred which with the giving of notice or passage of time would become a default in any material respect under any such loan or under any such agreement;

               (7) First Commercial has not engaged in any business other than the ownership, development, leasing and management of the Real Property and the Excluded Assets, the Other Properties and the activities listed on Exhibit "V" and has no subsidiaries and has never owned stock, shares or interests of any kind whatsoever in any entity.

     (d) It is agreed and understood that the Partnership intends to perform its own due diligence, investigation and analysis in connection with the transaction contemplated by this Agreement. If and to the extent that the Partnership determines prior to the Due Diligence Termination Date that any or all of the representations and warranties made in this Agreement by the Members shall be untrue as a result of such due diligence, investigation or analysis, the Partnership shall not be entitled to rely on such representation(s) and warranty(ies) contained in this Agreement and the same shall be deemed to have been deleted from this Agreement as to such matters. Accordingly, in the event that the Partnership has now or hereafter acquires prior to the Due Diligence Termination Date actual knowledge that one or more of the representations and warranties of the Members are not true, no such fact or circumstance known to the Partnership shall be made the basis of a claim by the Partnership of a breach of representation or warranty by a Member, as the case may be.

     (e) Notwithstanding anything to the contrary contained in this Agreement, in the event any representation, agreement or undertaking made by the Members in this Agreement shall prove to be false and the cost or expense incurred or likely to be incurred by the Partnership as a result thereof shall not exceed $100,000 in the aggregate, such misrepresentation, agreement or undertaking shall be deemed "immaterial" and shall not give rise to any right of the Partnership to terminate or refuse to close under this Agreement or give rise to any right of action for money damages or specific performance and the Partnership hereby waives all its rights, claims and remedies relating thereto. The Partnership's sole remedy in the event any representation, agreement or undertaking of the Members which is discovered by the Partnership at or prior to the Closing herein shall prove to be false and the cost or expense incurred or likely to be incurred by the Partnership as a result thereof exceeds $100,000 shall be to terminate this Agreement by written notice given at or prior to Closing, which notice shall specify in detail the nature of the misrepresentation and identify in detail the costs incurred or likely to be incurred by the Partnership, and thereupon the Partnership shall receive a refund of the Deposit, and First Commercial shall reimburse the Partnership for the Partnership's Reasonable Costs and Due Diligence Costs. To the extent the Partnership has actual knowledge that any representation, agreement or undertaking is false at or prior to the Closing, and does not or is not permitted to terminate this Agreement, the Partnership hereby waives all of its rights, claims and remedies relating thereto.

     (f) The Partnership hereby represents and warrants as follows, all of which shall be true and correct at, and as of, the Effective Date:

               (1) The Partnership is a limited Partnership duly formed and validly existing under the laws of the State of Delaware, and is in good standing with the State of Delaware. The Partnership is duly registered as a limited partnership under the laws of the Commonwealth of Pennsylvania and as presently subsisting under such laws. The Trust is a real estate investment trust duly formed and validly existing under the laws of the State of Maryland, and is in good standing with the State Department of Assessments and Taxation of Maryland.

               (2) Subject to Paragraph 9(f)(5), below, the Partnership has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, without the consent or authorization of, or notice to, any third party, except those third parties to whom such consents or authorizations have been or will be obtained, or to whom notices have been or will be given, prior to the Closing. This Agreement constitutes, and the other documents and instruments to be delivered by the Partnership and the Trust pursuant hereto when delivered will constitute, the legal, valid and binding obligations of the Partnership and the Trust, as the case may be, enforceable against the Partnership and the Trust in accordance with their respective terms.

               (3) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of any organizational document of the Partnership or the Trust, or
(b) constitute a violation of or be in conflict with or constitute a default under any term or provision of any material agreement, instrument or lease to which the Partnership or the Trust is a party.

               (4) There is no litigation, proceeding or action pending, or, to the best of the Partnership's knowledge, threatened against or relating to the Partnership or the Trust which might materially and adversely affect the ability of the Partnership or the Trust to consummate the transactions contemplated hereby or which questions the validity of this Agreement or any action taken or to be taken by the Partnership or the Trust pursuant hereto.

               (5) The execution and delivery of this Agreement shall have been approved by the Board of Trustees of the Trust on or prior to the Due Diligence Termination Date and no further action shall thereupon be required on the part of the Partnership or the Trust to consummate the transaction contemplated hereby. The signatories for the Partnership are authorized and empowered to bind the Partnership to this Agreement.

               (6) Except as otherwise set forth in Paragraph 9(f)(5) above, in connection with the listing application with the NYSE pursuant to Paragraph 17(d) and the registration of the Underlying Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit "K" and as required by any applicable state securities or "blue sky laws", no consent, approval or authorization of, or declaration, filing or registration with, any governmental agency is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder by the Trust or the Partnership.

               (7) The Partnership has sufficient funds available to consummate the transactions contemplated by this Agreement, without the necessity of third-party financing other than the Partnership's existing revolving credit facility administered by NationsBank, N.A. The Partnership acknowledges that its obligations hereunder are not conditioned upon any third party financing or capital infusion by another party.

               (8) The Units and any Common Shares issuable upon redemption of the Units, upon issuance, if any, will be duly and validly issued, fully-paid and non-assessable.

               (9) The information contained in the 10-Ks, 10-Qs and 8-Ks were prepared in all material respects in accordance with and complied in all material respects with the requirements of the rules of the Securities and Exchange Commission, and did not at the time that they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (10) Since September 30, 1997, there has been no event or development that has had a material adverse effect on the business, assets or financial condition of the Trust and its subsidiaries taken as a whole.

               (11) The consolidated balance sheet of the Company and its subsidiaries at September 30, 1997 reflects all liabilities of the Company and its subsidiaries that are of a nature required to be set forth as a liability on a consolidated balance sheet prepared in accordance with generally accepted accounting principles, and since September 30, 1997 and except as disclosed in the Trust's Quarterly Report for the Quarter ended September 30, 1997 and in Current Reports on Form 8-K filed by the Trust subsequent to such Quarterly Report, neither the Trust nor any of its consolidated subsidiaries has incurred any liabilities which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Trust and its subsidiaries taken as a whole.

               (12) The Trust meets the requirements for qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code and the rules and regulations thereunder as currently in effect.

     (g) The Initial Members hereby represent and warrant, as follows, all of which shall be true and correct at, and as of, the Effective Date:

               (1) There is no litigation, proceeding or action pending or, to the best of First Commercial's knowledge, threatened against or relating to the Excluded Assets or the Other Properties (collectively "Other Assets") which might materially and adversely affect First Commercial;

               (2) First Commercial has not been served with written notice that it has been named as a party in any litigation, administrative proceeding or investigation naming First Commercial as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants affecting the Other Assets. First Commercial has not received any summons, citation, directive, letter or other written communication, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on First Commercial's part which either (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes at the Other Assets, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes at the Other Assets.

               (3) First Commercial has not received written notice from any governmental agency or authority of outstanding material violations issued by governmental authorities having jurisdiction over the Other Assets.

               (4) To the best of First Commercial's knowledge, the Other Assets and the continued operation and use thereof comply with all other applicable requirements of federal, state and local law, and all applicable requirements of governmental bodies or agencies having jurisdiction thereof.

               (5) (i) To the best of First Commercial's knowledge, no Hazardous Substances and no Hazardous Wastes are present on the Other Assets including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, PCBs, urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials, and (ii) there has been no use of the Other Assets that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Other Assets and/or impose, at any time, upon the owner of the Other Assets any clean-up or other monetary obligation. To the best of First Commercial's knowledge, neither the Other Assets nor any portion thereof, have been identified on the federal CERLIS, the National Priorities List (40 C.F.R. Part 300, App. B) or any state or local list of potential hazardous waste disposal sites or as an industrial establishment. To the best of First Commercial's knowledge, during the period of ownership of the Other Assets by First Commercial, there were no underground storage tanks located on the Other Assets except as set forth on Exhibit "BB" hereto, and there are no underground storage tanks located on the Other Assets.

               (6) To the best of First Commercial's knowledge, all debts, liabilities, and obligations of First Commercial arising out of the ownership and operation of the Other Assets have been paid as they become due and payable and shall continue to be so paid from the date hereof until the Closing Date.

               (7) First Commercial is not and will not, at Closing, be subject to liabilities of any nature, with respect to the Other Assets, whether matured or unmatured, fixed or contingent, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon First Commercial.

               (8) For the purpose of Paragraph 9(g), all representations and warranties with respect to the Other Properties for the period after First Commercial sold to third parties such Other Property shall be limited such that knowledge shall be based solely on written notice received by First Commercial from third parties.

     (h) As to any representation or warranty made in this Agreement which is qualified as being to the best knowledge of the Partnership, the Members or First

Commercial, it is agreed and understood that such party shall be under no obligation to conduct any independent investigation or inquiry regarding the matters covered by such representation and warranty.

               (i) All of the representations and warranties set forth in this Paragraph 9 shall be deemed renewed by the applicable Members and the Partnership on the Closing Date of the Initial Contribution, but not on the Closing Date of the Subsequent Contribution (except that the representation and warranties set forth in Paragraphs 9(b) and 9(c)(1) and (2), insofar as such Paragraphs relate to the Members making the Subsequent Contribution, shall be deemed renewed on the Closing Date of the Subsequent Contribution), and shall, as a condition to each party's obligation to close on such date, be recertified by each party as being true and correct in all material respects as of the Closing Date as if made at such time (it being understood that specific, numbered representations and warranties that speak of a specified date shall only continue to speak as of the date so specified).

     10. Access To The Property.

               (a) The Partnership and/or its agents and representatives, during normal business hours and after reasonable advance notice to First Commercial, may enter into the office of First Commercial where its books and records are located and enter upon any of the Real Property from time to time prior to the Closing Date, accompanied by an agent of First Commercial, for purposes of conducting such inspections, investigations and/or studies as the Partnership deems necessary, including, without limitation, financial, operational and historical reviews of the Real Property and First Commercial, physical inspections, lease reviews and environmental reviews and testing, which activities may include test borings and soil samplings (the "Partnership's Due Diligence Activities"). The Partnership's access to the Real Property shall be subject to the rights of the Tenants of any of the Real Property, who shall not be unreasonably disturbed during any such inspection by the Partnership. The Partnership shall not engage in any activity in or about the Real Property which directly or indirectly violates the terms of any governmental or quasi-governmental statute, rule, regulation, order or practice. The Partnership shall not make any physical changes to any of the Real Property, except for test borings and soil samplings which shall be performed only by licensed engineers reasonably acceptable to First Commercial and only after three (3) business days' prior notice to First Commercial. The Partnership may contact any governmental or quasi-governmental authorities concerning the Property without the prior written approval of First Commercial. First Commercial shall have the opportunity to observe any and all action taken by the Partnership or its representatives, consultants, agents, etc. pursuant to this Paragraph 10. All information set forth in any document which First Commercial has granted to the Partnership the express right to review, if any, shall be held in strict confidence until Closing and thereafter in the event Closing does not occur. If the Partnership violates its obligations under this Paragraph 10(a) or in the event of any physical damage to any of the Real Property or any Personal Property resulting, directly or indirectly, from the exercise by the Partnership of its rights under this Paragraph 10(a), the Partnership hereby agrees to restore the Real Property and Personal Property to their respective conditions prior to incurring such damage. The Partnership hereby agrees to indemnify, defend and hold harmless First Commercial from and against all physical damage to any of the Real Property and Personal Property, personal injury and/or any other claims or liability which may occur as a result of the Partnership's (or the Partnership's agents, employees, invitees or licensees) entry or activities upon any of the Real Property. The provisions of this Paragraph 10(a) shall survive Closing or other termination of this Agreement.

               (b) The Partnership, or any of the Partnership's consultants performing physical tests on the Real Property shall maintain public liability insurance policies (naming First Commercial as an additional named insured with respect to any liability occurring on the Real Property), with combined single limit coverage of at least $1,000,000, insuring against claims arising as a result of the inspections of the Partnership, its agents, employees or such contractors at any of the Real Property. A certificate of insurance evidencing the foregoing coverage shall be delivered to First Commercial prior to the Partnership's or any of the Partnership's consultants' entry on to any of the Real Property.

               (c) In the event Closing does not occur or this Agreement is terminated, the Partnership shall promptly return to First Commercial any documents obtained from First Commercial or First Commercial's agents and deliver to First Commercial upon request by First Commercial, without charge, copies of all written test results, studies, reports and similar materials obtained by or on behalf of the Partnership relating to any of the Real Property.

     11. Due Diligence Period; Additional Provisions.

               (a) During the period commencing on the Effective Date and ending at 5:00 p.m. E.S.T. on the Due Diligence Termination Date, the Partnership may, subject to the provisions set forth in Paragraph 10 above, review the matters described in Paragraph 10 and all plans and specifications, condition of title (including without limitation the Permitted Exceptions), agreements relating to and the availability of utilities, environmental conditions, the physical condition of the existing Improvements, compliance by the Property with zoning, licensing and all other governmental requirements, Leases for any of the Real Property, operating statements, service contacts, other contracts, loan documentation, and janitorial company operations pertaining to the Property and all other aspects and conditions of the Property and pertaining to First Commercial and First Commercial's past and present activities and operations, which the Partnership may decide to review (collectively also, the "Partnership's Due Diligence Activities"), all as the Partnership shall deem appropriate). The Partnership's Due Diligence Activities may include environmental, mechanical and engineering inspections deemed appropriate by the Partnership, including complete inspection of all roofs and all mechanical systems. All inspections will be conducted by the Partnership only when accompanied by a representative of First Commercial. All such inspections will be scheduled so as to minimize tenant disruption. During the due diligence period the Partnership plans on conducting tenant interviews and agrees to obtain First Commercial's authorization prior to conducting such interviews. In connection with the Partnership's Due Diligence Activities, First Commercial has delivered or will deliver to the Partnership various documents, reports and materials (collectively, the "First Commercial Due Diligence Materials"). THE PARTNERSHIP UNDERSTANDS AND HEREBY ACKNOWLEDGES AND AGREES THAT THE FIRST COMMERCIAL DUE DILIGENCE MATERIALS ARE BEING DELIVERED TO THE PARTNERSHIP WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER BY FIRST COMMERCIAL, THE MEMBERS OR BY THE PREPARER OF SUCH FIRST COMMERCIAL DUE DILIGENCE MATERIALS, WITH THE SOLE EXCEPTION OF ANY REPRESENTATION OR WARRANTY AS TO THE CORRECTNESS, ACCURACY OR COMPLETENESS THEREOF WHICH IS EXPRESSLY SET FORTH IN THIS AGREEMENT.

               (b) If, as a result of the Partnership's Due Diligence Activities or otherwise, the Partnership shall conclude, for any reason or for no reason, that it does not wish to proceed with the transaction contemplated by this Agreement, it may terminate this Agreement by written notice delivered to and received by the Members on or before 5:00 P.M. E.S.T. on the Due Diligence Termination Date (as to which date time shall be of the essence), with a simultaneous copy thereof to the Escrow Agent. In the event of such timely termination of this Agreement by the Partnership, the Escrow Agent shall make the delivery of funds contemplated under Paragraph 1 of the Escrow Terms, and this Agreement shall thereupon be null and void and of no further force or effect, except as to those matters which expressly survive such termination.

               (c) First Commercial shall prepare certificates (the "Estoppel Certificates") for execution by the Tenants which shall be either in the form annexed hereto as Exhibit "W" or the form which the Tenants are required to execute and deliver under their Leases. The Initial Members agree to send to all Tenants initially certificates based on the form annexed hereto as Exhibit "W". The Initial Members agree to deliver the Estoppel Certificates to the Tenants promptly after the Effective Date and to use all reasonable and diligent efforts to obtain executed copies of same from such Tenants prior to the Closing. It shall be a condition to the Partnership's obligations hereunder that, at or prior to Closing, Estoppel Certificates shall have been obtained from at least 75% of the Tenants at each Property, including those identified on Exhibit "X" annexed hereto and made a part hereof (the "Identified Tenants").

               (d) The Members shall deliver to the Partnership on or before March 31, 1998, the balance sheets and related combined statement of operations, owner's deficit and cash flows of First Commercial for the year ending December 31, 1997 and on or before ten (10) days after the Effective Date, the statement of operations for the period ending February 28, 1998.

     12. Condemnation. The Members covenant and warrant that First Commercial has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Real Property, and First Commercial has no knowledge of any threatened condemnation. As used herein, a "material taking" shall mean a taking of either an entire Real Property, more than ten percent (10%) of a building or more than 10% of the parking area of a single Real Property. If, prior to the Closing, any such proceeding is commenced, First Commercial shall promptly notify the Partnership thereof. In the event of a material taking or commencement of proceedings in connection with such a taking, the Partnership may, at its sole option exercised by delivery of written notice thereof within ten (10) days after receipt of such written notice thereof, (x) proceed to Closing as provided in this Paragraph 12 without an abatement of the Consideration and at Closing, First Commercial shall assign to the Partnership, without recourse, all condemnation proceeds paid or payable with respect thereto; or (y) terminate this Agreement with respect to the Property as to which a material taking has occurred, whereupon this Agreement shall terminate with respect to such Real Property and this Agreement shall continue in full force and effect with respect to all of the remaining Real Property, and at Closing, the Partnership shall pay to the Members the Consideration with respect to the remaining Real Property as the parties shall mutually agree upon. Provided the Partnership shall have waived its right to terminate this Agreement with respect to the Real Property so taken, as provided above, First Commercial shall not, from and after the Due Diligence Termination Date, settle or adjust any claims relating to a condemnation without the Partnership's prior approval, which shall not be unreasonably withheld or delayed.

     13. Damage By Fire Or Other Casualty.

               (a) First Commercial shall promptly notify the Partnership of material damage to the Improvements occurring by reason of casualty during the period between the Effective Date and the Closing Date. First Commercial shall timely notify any insurance companies with respect to any damage and shall promptly submit claims for such damage. Provided the Partnership shall have waived its right to terminate this Agreement with respect to the Real Property so damaged, as provided below, First Commercial shall not, from and after the Due Diligence Termination Date, settle or adjust any claims relating to a casualty without the Partnership's prior approval, which shall not be unreasonably withheld or delayed.

               (b) If (i) less than 10% of a building or less than 10% of a parking area of a single Real Property is damaged by fire or casualty after the Execution Date and the Improvements so damaged are not repaired or restored on or before Closing to substantially the condition existing prior to the damage, and (ii) at the time of Closing, there shall be no abatement or adjustment in the Consideration and, provided the loss or damage is a covered loss under First Commercial's insurance policy, the Partnership shall be required to purchase all of the Real Property in accordance with the terms of this Agreement and, at Closing, First Commercial shall assign to the Partnership, without recourse, all insurance claims and proceeds with respect thereto (less sums theretofore expended, if any, by First Commercial for emergency repairs or barricades) and the Members shall credit the Partnership at Closing with the amount of any applicable deductible. The Members shall have no liability or obligation with respect to the condition of any of the Real Property as a result of any such fire or casualty. If more than 10% of a building or 10% of a parking area of a single Real Property is so damaged and the Improvements so damaged have not been completed as aforesaid, the Partnership may, at its sole option, (x) proceed to Closing as provided in this Paragraph 13(b) without an abatement of the Consideration and at Closing the Members shall assign to the Partnership, without recourse, all insurance claims and proceeds with respect thereto (less sums theretofore expended, if any, by First Commercial for emergency repairs or barricades) and the Members shall credit the Partnership at Closing with the amount of any applicable deductible; or (y) terminate this Agreement with respect to the Property which suffered such damage whereupon this Agreement shall terminate with respect to such damaged Real Property(s) and this Agreement shall continue in full force and effect with respect to all of the remaining Real Property, and at Closing, the Partnership shall pay to the Members the Consideration with respect to the remaining Real Property as the parties shall mutually agree upon. The Partnership shall assign, without recourse, all of its right, title and interest in and to any and all insurance policies and insurance proceeds relating to such of the Real Property for which this Agreement has been terminated.

     14. Default.

               (a) If the Partnership shall default in its obligations to pay the Consideration and complete Closing in accordance with the terms of this Agreement, then, as the Members' sole and exclusive remedy therefor, the Members shall be entitled to retain the Deposit as liquidated and agreed upon damages for the losses and injuries which the Members shall have sustained and suffered as a result of the Partnership's default, and thereupon this Agreement and the Partnership's obligations hereunder shall be terminated except as expressly provided in this Agreement. It is agreed that the provisions of this Paragraph 14(a) for liquidated and agreed upon damages are a bona fide provision for such and are not a penalty, the parties understanding that by reason of the withdrawal of the Real Property from sale to the general public at a time when other parties would be interested in purchasing such Real Property, that the Members shall have sustained damages which will be substantial, but will not be capable of determination with mathematical precision. Therefore, this provision for liquidated and agreed upon damages has been incorporated as part of this Agreement as a provision beneficial to both parties.

               (b) If the Members shall default in their obligation to deliver any of items described in Paragraph 5 hereof, upon the Partnership's (i) tender of the Initial Consideration and (ii) compliance with all of the material terms and conditions of this Agreement, the Partnership shall have the sole options of (x) terminating this Agreement and receiving the return of the Deposit, together with payment by the Initial Members of the Partnership Reasonable Costs, not to exceed in the aggregate Forty-Five Thousand ($45,000) or (Y) to seek specific performance of the obligations of the Members and First Commercial under this Agreement with no reduction of the Consideration which is to be paid to the Members. If the Partnership elects to terminate this Agreement, upon payment of the sums described above,

First Commercial and the Members shall be released and relieved of any further liability and this Agreement shall thereupon be null and void.

     15. Operations Between the Effective Date and the Closing. Between the Effective Date and the Closing:

               (a) First Commercial shall operate the Property in the same general manner as First Commercial has operated the Property during the immediately preceding six (6) month period, paying all costs and expenses as they come due, and in any event prior to Closing, and maintaining all insurance coverage currently in force.

               (b) First Commercial shall comply with all of the obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Real Property by which First Commercial is bound or to which the Real Property, or any of them, are subject.

               (c) First Commercial shall notify the Partnership promptly of First Commercial's receipt of any notice from any party alleging that First Commercial is in default of its obligations under any of the Leases or any Permit or agreement affecting the Real Property, or any portion or portions thereof.

               (d) No contract for or on behalf of or affecting the Real Property shall be negotiated or entered into which cannot be terminated by First Commercial upon the Closing without the payment of a specific charge, cost, penalty or premium for such termination.

               (e) Except with the prior written consent of the Partnership, which the Partnership agrees it shall not unreasonably withhold, condition or delay, First Commercial shall not enter into any new leases for any portion of the Real Property. Any new lease shall be on the Partnership's customary form (which may vary to reflect customary negotiated revisions thereto), or such other form which is reasonably acceptable to the Partnership. Further, except with the prior written consent of the Partnership, which the Partnership agrees it shall not unreasonably withhold, condition or delay, or as set forth above, First Commercial shall not amend, extend (except where required under the terms of the Lease in question), terminate (except by reason of a tenant's default), accept surrender of, or permit any assignments or subleases of, any of the Leases (except as may be required under such Lease), nor accept any rental more than one (1) month in advance (exclusive of any security deposit).

               (f) First Commercial shall not make or permit to be made any capital improvements or additions to the Real Property, or any portion thereof, without the prior written consent of the Partnership, except those made by First Commercial pursuant to the express requirements of this Agreement, those made by tenants pursuant to the right to do so under their Leases, or by First Commercial if required by applicable law or ordinance, or as required under any Lease.

     (g) First Commercial shall timely bill all tenants for all rent billable under Leases, and use commercially reasonable efforts to collect any rent in arrears.

     (h) First Commercial shall notify the Partnership of any tax assessment disputes (pending or threatened) prior to Closing, and from and after the Due Diligence Expiration Date, First Commercial agrees not to seek any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to tax assessments relating to the current or any subsequent year, without the Partnership's prior written consent, which shall not be unreasonably withheld, delayed or conditioned. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement. All refunds relating to any tax year prior to the Closing shall be the sole property of First Commercial, and all refunds relating to any year subsequent to the year in which Closing occurs shall be the sole property of the Partnership. Each party agrees to promptly remit to the other any refund received by it which is the property of the other.

     (i) First Commercial shall notify the Partnership promptly of the occurrence of any of the following:

               (i) Receipt of notice from any governmental or quasi-governmental agency or authority or insurance underwriter relating to the condition, use or occupancy of the Real Property, or any portion thereof;

               (ii) Receipt of any notice of default from any tenant or from the holder of any lien or security interest in or encumbering the Real Property, or any portion thereof;

               (iii) Notice of any actual or threatened litigation against First Commercial or affecting or relating to the Real Property, or any portion thereof which may materially and adversely affect the Real Property or First Commercial's ability to consummate the transactions contemplated by this Agreement; or

               (iv) Vacancy of any demised Property by a tenant, other than in accordance with a scheduled lease termination.

     16. PROPERTY CONVEYED "AS-IS, WHERE IS". IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, FIRST COMMERCIAL AND THE MEMBERS ARE NOT MAKING AND SPECIFICALLY DISCLAIM ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ECONOMICAL, FUNCTIONAL, ENVIRONMENTAL OR PHYSICAL CONDITION OF ALL OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO: (I) WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATION, (II) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF ANY OF THE PROPERTY, (III) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY OF THE PROPERTY AND
(IV) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE PROPERTY. THE PARTNERSHIP AGREES THAT WITH RESPECT TO THE PROPERTY, THE PARTNERSHIP HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF FIRST COMMERCIAL OR THE MEMBERS OR ANY AGENT OF FIRST COMMERCIAL OR THE MEMBERS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE PARTNERSHIP REPRESENTS THAT IT IS A KNOWLEDGEABLE PURCHASER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF THE PARTNERSHIP'S CONSULTANTS, AND THE REPRESENTATIONS AND WARRANTIES OF THE MEMBERS CONTAINED IN THIS AGREEMENT, SUBJECT, HOWEVER, TO THE LIMITATIONS CONTAINED HEREIN UPON SUCH REPRESENTATIONS AND WARRANTIES, AND THAT THE MEMBERS AND FIRST COMMERCIAL HAVE OR SHALL HAVE AFFORDED THE PARTNERSHIP WITH A FULL AND COMPLETE OPPORTUNITY TO MAKE ITS OWN INDEPENDENT INVESTIGATION OF THE PROPERTY AND ALL MATTERS PERTAINING THERETO INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY THE PARTNERSHIP'S INSPECTIONS AND INVESTIGATIONS. THE PARTNERSHIP ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, THE PROPERTY SHALL BE ACCEPTED "AS IS, WHERE IS," WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS (EXCEPT AS HEREIN SPECIFICALLY PROVIDED), COLLATERAL TO OR AFFECTING ANY OF THE PROPERTY BY FIRST COMMERCIAL, THE MEMBERS OR ANY AGENT OF FIRST COMMERCIAL AND THE MEMBERS OR ANY THIRD PARTY. THE PARTNERSHIP EXPRESSLY AGREES THAT THE TERMS AND CONDITIONS OF THIS PARAGRAPH 16 SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE THEREIN AND FIRST COMMERCIAL OR THE MEMBERS ARE NOT

LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO ANY OF THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT.

     17. Conditions Precedent to Closing.

         (a) The obligations of the Partnership hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by the Partnership at or prior to the Closing) and in the event any of the conditions are not complied with, the Partnership may terminate this Agreement by notifying the Members and Escrow Agent and thereupon the Deposit shall be returned and thereafter this Agreement shall be null and void:

               (i) Correctness of Warranties and Representations. The warranties and representations made by the Members in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on the Closing Date (except for changes in the Leases permitted under the terms of this Agreement).

               (ii) Compliance with Terms and Conditions. First Commercial and the Members shall have performed and complied in all material respects with all of the terms and conditions required by this Agreement, including, without limitation, the delivery of all required documents pursuant to Paragraphs 6(a) and 6(b), to be performed and complied with by them prior to or on the Closing Date.

               (iii) The Partnership's Satisfaction with Inspection. The Partnership shall have notified the Members of the Partnership's satisfaction with the inspections performed under Paragraph 11 of this Agreement, or shall fail to notify First Commercial on or before the Due Diligence Expiration Date, of the Partnership's dissatisfaction with the results of such review.

               (iv) Shareholder Approval; NYSE Approval. The Partnership shall have received confirmation that the issuance of the Securities will not require approval of the Trust's security holders under the rules of the NYSE. In addition the Common Shares issuable upon redemption of the Units shall have been approved for listing by the NYSE.

               (v) 9.8% Limitation. The number of Underlying Shares shall not exceed that number that is equal to 9.8% of the number of outstanding Common Shares of the Trust.

               (vi) Issuance of the Units. The issuance of the Units, if any, shall be (A) exempt from the registration requirements of the Securities Act and (B) either exempt from, or registered pursuant to, any applicable state securities or "blue sky" registration requirements.

         (b) The obligations of the Members hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by the Members at or prior to the Closing) and in the event any of the conditions are not complied with, the Members may terminate this Agreement by notifying the Partnership and Escrow Agent and thereupon the Deposit shall be returned and thereafter this Agreement shall be null and void:

               (i) Corrections of Warranties and Representatives. The warranties and representations made by the Partnership in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on the Closing Date.

               (ii) Compliance with Terms and Conditions. The Partnership shall have performed and complied with all of the terms and conditions required by this Agreement, including, without limitation, the delivery of all required documents pursuant to Paragraphs 6(b) and 6(d), to be performed and complied with by it prior to or on the Closing Date.

     18. Brokers.

         (a) The Members represent to the Partnership that neither the Members nor First Commercial has dealt with any real estate broker, dealer or salesman in connection with the subject transaction, except for Legg Mason Real Estate Services, Inc. ("Broker") whose commission, fee and compensation shall be paid by the Members pursuant to a separate agreement ("Legg Mason Agreement") between the First Commercial and Broker. The Legg Mason Agreement shall be assigned by First Commercial to the Members on or before the Closing. The Members shall and hereby each agree to indemnify, defend, and hold harmless the Partnership from and against any loss, damage, or claim resulting from (i) a breach of the representation of the Members set forth in Paragraph 18(a) hereof or (ii) the Legg Mason Agreement.

         (b) The Partnership represents to the Members that the Partnership has not dealt with any real estate broker, dealer or salesman in connection with the subject transaction, except for Broker whose commission, fee and compensation shall be paid by the Members pursuant to the Legg Mason Agreement. The Partnership shall and hereby agrees to indemnify, defend, and hold harmless the Members from and against any loss, damage, or claim resulting from a breach of the representation of the Partnership set forth in Paragraph 18(b) hereof.

               (c) The provisions of this Paragraph 18 shall survive Closing hereunder, or any other termination of this Agreement.

     19. Notices. All notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered (i) in person, or (ii) by certified mail, return receipt requested, or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by confirmed telecopier, in each case addressed as follows (or at such other address of which First Commercial or the Partnership shall have given notice as herein provided):

    If to the Partnership or First Commercial after Closing, addressed to:

                            Brandywine Operating Partnership, L.P.
                            Newtown Square Corporate Campus
                            16 Campus Boulevard
                            Suite 150
                            Newtown Square, PA 19073
                            Attn: Gerard H. Sweeney,
                                  President and Chief Executive Officer

     with a copy in each instance to:

                            Brad A. Molotsky, General Counsel
                            Brandywine Operating Partnership, L.P.
                            Newtown Square Corporate Campus
                            16 Campus Boulevard
                            Suite 150
                            Newtown Square, PA 19073

     and to:

                            Norman B. Berlin, Esquire
                            Pepper Hamilton LLP
                            3000 Two Logan Square
                            18th and Arch Streets
                            Philadelphia, PA 19103

     If to First Commercial prior to Closing or the Members, addressed to:

                            John S. Trogner, Jr.
                            P.O. Box 0779
                            Camp Hill, PA 17001-0779

     and to:

                            Blair S. Trogner, Sr.
                            P.O. Box 0779
                            Camp Hill, PA 17001-0779

     with a copy in each instance to:

                            Brad J. Gunnison, Esquire
                            Buchanan Ingersoll, Professional Corporation
                            30 North Third Street, 8th Floor
                            Harrisburg, PA 17101

     If to Escrow Agent, addressed to:

                            M. Gordon Daniels, Vice President/Counsel
                            Commonwealth Land Title Insurance Company
                            1700 Market Street
                            Philadelphia, PA 19103


or to such other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only if given pursuant to the foregoing requirements as to both manner and address, and only upon receipt (or refusal to accept delivery) by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

     20. Successors And Assigns. The Partnership may not assign this Agreement or any rights herein or any portion hereof without the prior written consent of the Members, which may be withheld for any reason or for no reason, except that no such consent shall be required to an assignment of this Agreement by the Partnership to subsidiary or related party of the Partnership (other than the Trust). The Members may not assign this Agreement or any rights herein or any portion hereof without the prior written consent of the Partnership, which may be withheld for any reason or for no reason. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective permitted successors and assigns, to the same extent as if specified at length throughout this Agreement.

     21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same Agreement.

     22. Time Of The Essence. Time is of the essence of each and every provision in this Agreement. If any time period or date ends on a day or time which is a weekend, legal holiday or bank holiday, such period shall be extended to the same time on the next business day.

     23. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.

     24. Captions And Recitals. The captions contained herein are not a part of this Agreement and are included solely for the convenience of the parties.

     25. Entire Agreement. This Agreement and the Exhibits and
Schedules attached hereto contain the entire agreement between the parties relating to the acquisition of the Property, all prior negotiations between the parties are merged by this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement, or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

     26. Governing Law; Venue.

         (a) This Agreement and the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

         (b) With regard to any litigation arising out of or involving this Agreement, each party hereto: (i) irrevocably submits to the jurisdiction of the state and federal courts of the Commonwealth of Pennsylvania and agrees and consents to service of process being made upon it in any legal proceeding arising out of or in connection herewith by service of process provided by the law of the Commonwealth of Pennsylvania; (ii) irrevocably waives, to the fullest extent permitted by law, any objection which it now or hereafter may have to the laying of venue of any litigation arising out of or in connection with this Agreement brought in the Courts of the Commonwealth of Pennsylvania where the Property is located or the United States District Court for the Middle District of Pennsylvania; (iii) irrevocably waives any claims that any litigation brought in any such court has been brought in an inconvenient forum; and (iv) irrevocably agrees that any legal proceeding against any party hereto arising out of or in connection with this Agreement shall be brought in either the State Courts of Pennsylvania or the United States District Court in the District of Pennsylvania where the Property is situate.

     27. Confidentiality. Each of the parties to this Agreement covenants that it shall not communicate the terms or any aspect of this transaction prior to the Closing with any person or entity other than the other parties to this Agreement, except for the Trust, and the Partnership's agents, consultants, counsel and representatives in connection with the Partnership's Due Diligence Activities and financing purposes, and except for the Members' agents, consultants, counsel and representatives in connection with this Agreement, unless the Trust is advised by its counsel that applicable securities laws and regulations require disclosure. In addition, the Partnership covenants that if it undertakes any investigation of the Property, it shall conduct such investigation of the Property as described herein and with the same degree of confidentiality as the Partnership would apply with respect to its own proprietary information. Notwithstanding the foregoing the Partnership may file this Agreement as an exhibit to any filings of the Partnership or the Trust with the Securities and Exchange Commission, and, at any time after expiration of the Due Diligence Period, the Partnership may issue one or more press releases which shall not identify the individual Members or the amount of consideration received by individual Members, if necessary or appropriate to comply with applicable securities laws and regulations, which press releases, shall be reasonably satisfactory to the Members (provided, the Members deliver any comments to the Partnership within twenty-four hours of the Members receipt of the draft press release).

     28. Limitation Of Liability.

         (a) No recourse shall be had for any obligation of the Partnership or the Trust under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, partner, officer or employee by virtue of any statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Members and all parties claiming by, through or under the Member.

         (b) The liability of each Member for any obligation of the Members under this Agreement and any document executed in connection herewith or pursuant hereto shall be limited to the portion of the Net Consideration paid to such Member.

     29. SEC Reporting Requirements. For the period of time commencing on the date hereof and continuing through the first anniversary of the Closing Date, First Commercial and the Members shall, from time to time, upon reasonable advance written notice from the Partnership, provide the Trust and its representatives, with access to all financial and other information then in First Commercial's possession pertaining to the period of First Commercial's ownership and operation of the Real Property, which information is relevant and reasonably necessary, in the opinion of the Trust's outside, third party accountants (the "Accountants"), to enable the Trust and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable; (b) any other rule issued by the Commission and applicable to the Trust; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of the Trust. First Commercial and the Members shall deliver to the Trust's accountants a representation letter (the "Letter"), in the form of Exhibit "Y" attached hereto. The Partnership acknowledges that First Commercial and the Members are not making any representation or warranty regarding such information as is delivered in accordance with the terms of this Paragraph except to the extent set forth in the Letter or otherwise expressly set forth in this Agreement.

     30. Partial Invalidity. If any term, covenant or condition of this Agreement, or the application thereof, to any person or circumstance shall be invalid or unenforceable at any time or to any extent, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     31. No Recordation. Except as set forth in Paragraph 27, the Partnership shall not be entitled to record this Agreement or a memorandum or other notice of this Agreement in any public office. This Paragraph shall be deemed to be a specific directive to the officials of such public office NOT to accept this Agreement or a memorandum or other notice of this Agreement for recordation in any form whatsoever. Any violation of the provisions of this Paragraph 31 shall constitute an immediate default by the Partnership under this Agreement.

     32. Tender. Formal tender of an executed assignment of partnership interests and purchase money is hereby waived by the Partnership.

     33. Further Assurances. After the Closing, the Members shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as the Partnership may reasonably request to vest in the Partnership and perfect the Partnership's right, title and interest in and to the First Commercial Partnership Interests and the Property.

     34. JURY TRIAL WAIVER. THE PARTNERSHIP AND THE MEMBERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

     35. NO OFFER. THE DELIVERY OF THIS AGREEMENT DOES NOT CONSTITUTE AN OFFER AND THIS AGREEMENT SHALL NOT BE BINDING AND SHALL HAVE NO FORCE AND EFFECT UNLESS AND UNTIL A FULLY EXECUTED COUNTERPART HEREOF HAS BEEN DELIVERED TO EACH OF THE PARTIES. IT IS EXPRESSLY UNDERSTOOD THAT THE PARTNERSHIP AND THE MEMBERS HAVE NO OBLIGATION TO EXECUTE THIS AGREEMENT.

     36. Indemnification. Subject to the limitations set forth in Paragraphs 14 and 28 of this Agreement:

         (a) The Initial Members shall indemnify, defend and save and hold harmless the Partnership and the Trust, and their respective partners, trustees, directors, officers and employees, of, from and against any and all loss, cost, expense, damage, claim, and liability, including reasonable attorney's fees and court costs, including, without limitation, attorney's fees and out-of-pocket costs associated with the enforcement of the Initial Members' indemnification obligations (hereinafter collectively, "Losses") which the Partnership or the Trust may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of (A) any misrepresentation or breach of a representation or warranty by the Members contained in this Agreement; (B) any failure to fulfill any covenant or agreement of the Members contained in this Agreement; (C) all litigation set forth in this Agreement and on Exhibits hereto; (D) the Excluded Liabilities;
(E) the deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in or on the Other Assets of Hazardous Substances or Wastes during First Commercial's periods of ownership prior to Closing; (F) Taxes of First Commercial relating to the period prior to Closing; and (G) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and/or claims arising out of or relating to any of the foregoing.

         (b) The Partnership shall indemnify, defend and save and hold harmless the Members from and against any and all loss, cost, expense, damage, claim, and liability, including reasonable attorney's fees and court costs, including, without limitation, attorney's fees and out-of-pocket costs associated with the enforcement of the Partnership's indemnification obligations (hereinafter collectively also, "Losses") which the Members may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of (A) any misrepresentation or breach of a representation or warranty by the Partnership contained in this Agreement; (B) any failure to fulfill any covenant or agreement of the Partnership contained in this Agreement; and (C) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and/or claims arising out of or relating to any of the foregoing.

         (c) Promptly after receipt by the indemnified party (the
"Indemnified Party") of written notice of the commencement of any suit, audit, demand, judgment, action, investigation or proceeding (a "Third Party Action") or promptly after the Indemnified Party incurs a Loss or has knowledge of the existence of a Loss, the Indemnified Party will, if a claim with respect thereto is to be made against the indemnifying party (the "Indemnifying Party") due to the Indemnifying Party's obligation to provide indemnification hereunder, give the Indemnifying Party written notice of such Loss or the commencement of any Third Party Action; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder. Promptly after receiving such notice, the Indemnifying Party will, upon notice to the Indemnified Party, have the right to assume and control the defense and settlement of any such Third Party Action at its own cost and expense; provided, however, that it shall be a condition precedent to the exercise of such right by the Indemnifying Party that the Indemnifying Party shall agree in writing that the Loss, or Third Party Action, as the case may be, is properly within the scope of the indemnification obligation and that as between the parties, the Indemnifying Party shall be responsible to satisfy and discharge such Third Party Action. The Indemnifying Party shall not enter into any resolution or other compromise of a Third Party Action without obtaining the complete release of the Indemnified Party, as appropriate, for any liability to all claimants under or pursuant to such Third Party Action. The Indemnified Party shall have the right to participate in any such defense, contest or other protective action at its own cost and expense.

         (d) Notwithstanding the foregoing, the Indemnified Party shall have the right to assume and control the defense and settlement of a Third Party Action (a) if such action includes claims for equitable relief which, if determined adversely to the Indemnified Party could reasonably be expected to interfere with its intended business operations or damage its business reputation or (b) if the Indemnifying Party fails to do so in a timely manner. In any circumstances in which the Indemnified Party undertakes to control the Third Party Action as provided in this paragraph, it shall (i) not enter into any resolution or other compromise involving monetary damages without obtaining the prior written consent of the Indemnifying Party provided, however that in the case of the Partnership or the Trust as the Indemnified Party, such written consent may not be withheld if it would interfere with the Partnership's or the Trust's, business operation and (ii) keep the Indemnifying Party informed on an ongoing basis of the status of such Third Party Action and shall deliver to the Indemnifying Party, copies of all documents related to the Third Party Action reasonably requested by the Indemnifying Party. The Indemnified Party shall act to assure that all attorneys' fees and expenses incurred in connection therewith are reasonable.

         (e) The indemnification obligations under this Agreement shall survive the Closing, with respect to Claims (hereinafter defined) which occur during the applicable survival period, as follows:

               (i) with respect to representations and warranties of the
Members: all indemnification obligations relating to the matters set forth in Paragraphs 9(a) (other than Paragraph 9(a)(7)) and 9(b) shall survive for the period ending December 31, 1998;

               (ii) all indemnification obligations relating to the matters set forth in Paragraph 9(c) and Paragraph 9(a)(7) shall survive for the period ending March 31, 2000;

               (iii) all indemnification obligations under Paragraphs 18 and 36(a)(E) and with respect to Paragraph 2(b) and Paragraph 5(a) but only in regard to transfer taxes, shall survive indefinitely; and

               (iv) all indemnification obligations under Paragraph 36(a)(F) shall survive for a period ending on the applicable statute of limitations.

               (v) In circumstances where an indemnification obligation relates to a representation or warranty in Paragraphs 9(c) and/or 9(g) which covers the same subject matter as a representation and warranty regarding the Property (as opposed to First Commercial) in Paragraph 9(a), such indemnification obligation shall survive for the period ending December 31, 1998 insofar as it covers such common subject matter;

               (vi) with respect to other indemnities of the Members under this Agreement, the indemnification obligations shall survive for the period ending December 31, 1998 insofar as such indemnification obligations relate to the Property and for the period ending March 31, 2000 insofar as such indemnification obligations relate to the Other Assets.

               (vii) With respect to the indemnification obligations of the Partnership, the indemnification obligations of the Partnership shall survive for the period ending December 31, 1998;

               (viii) Notwithstanding the other provisions of Paragraph 36, insofar as the indemnification obligations under Paragraphs 36(a)(B) and 36(b)(B) relate solely to the payment of the Subsequent Consideration and the making of the Subsequent Contribution, such indemnification obligations shall survive for the period ending three months after the scheduled closing date of the Subsequent Contribution; and

               (ix) For the purpose of this Paragraph 36(e), the term "Claim" shall mean any written or oral demand, claim, suit, action, expense, cause of action or potential cause of action, investigation, or notice by any person or entity alleging actual or potential liability or losses which is the subject of a notice from the Indemnified Party to the Indemnifying Party on or before the expiration of the applicable survival period.

               (x) Except in the case of fraud by the Partnership, Members, or by First Commercial prior to Closing, the indemnification obligations under this Agreement shall be the sole and exclusive recourse of a party to this Agreement in the event of a breach or alleged breach of any representation, warranty, covenant, agreement or undertaking of any nature whatsoever under this Agreement.

               (xi) The indemnification obligations set forth under Paragraph 36(a)(G) shall survive for the period applicable to the relevant substantive indemnification obligation as set forth in this Paragraph 36(e).


     37. Representative of the Members; Actions of the Members; Reliance by the Partnership. The affirmative approval of John S. Trogner, Jr. and Blair S. Trogner, Sr. shall be sufficient to fully authorize prior to, on, or after the Closing, on behalf of the Members, the exercise of any rights and the performance of any obligations under this Agreement. All of the Members and the Partnership shall be entitled to rely upon a document, agreement, or instrument (collectively, "Instrument") signed by John S. Trogner, Jr. and Blair S. Trogner, Sr. with respect to the matters set forth in the Instrument in connection with any action required or permitted to be taken by or on behalf of the Members under this Agreement. The Instrument attached hereto as Exhibit "Z" is irrevocable and may be relied upon by all of the Members and the Partnership. The Instrument shall specify the person who may deliver or receive notices or take actions in connection with the matters set forth in the Instrument. Such delivery, receipt or action shall be conclusively deemed to have been made or taken on behalf of the Members, and the Members and the Partnership and all persons shall be entitled to rely thereon in taking or refraining from taking any action under or in connection with this Agreement.

     38. Acts of First Commercial. Whenever this Agreement calls for certain action to be undertaken by First Commercial on or before the Closing, the Members shall have the obligation to cause First Commercial to undertake such action and the failure of First Commercial to undertake such action shall constitute a failure of the Members to perform their obligations under this Agreement.

     39. Acts of the Partnership. The Partnership hereby designates Gerard H. Sweeney with respect to matters generally and George Hasenecz with respect to leasing matters as its duly authorized communications representative for all purposes of the transactions under this Agreement.

     40. Facsimile Signatures. This Agreement may be executed by facsimile signatures, which shall be followed by hard copy signatures as soon as is practical. Facsimile signatures shall be sufficient to bind the signors to this Agreement.

     41. Knowledge of Members and First Commercial. For purposes of this Agreement, the terms "knowledge," "best knowledge," and "actual knowledge" or similar words or phrases, in the case of the Members and First Commercial, shall relate only to John S. Trogner, Jr., Blair S. Trogner, Sr., and John S. Trogner, Sr.








              [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have duly executed this Agreement as of the day and year first above stated.


                       THE MEMBERS LISTED ON SCHEDULE "1"
                       TO THIS AGREEMENT


                       /s/John S. Trogner, Sr.
                       -------------------------------------------------------
                       John S. Trogner, Sr.

                       /s/John S. Trogner, Jr.
                       -------------------------------------------------------
                       John S. Trogner, Jr.

                       /s/Blair S. Trogner, Sr.
                       -------------------------------------------------------
                       Blair S. Trogner, Sr.

                       /s/Emma B. Trogner
                       -------------------------------------------------------
                       Emma B. Trogner

                       /s/Ronalee B. Trogner
                       -------------------------------------------------------
                       Ronalee B. Trogner

                       /s/Candis S. Trogner
                       -------------------------------------------------------
                       Candis S. Trogner

                       /s/John S. Trogner, III
                       -------------------------------------------------------
                       John S. Trogner, III

                       /s/Christopher D. Trogner
                       -------------------------------------------------------
                       Christopher D. Trogner

                       /s/Matthew A. Trogner/John S. Trogner, Jr. as
                       -------------------------------------------------------
                       Matthew A. Trogner                 Guardian for

                       /s/Blair S. Trogner, Jr.
                       -------------------------------------------------------
                       Blair S. Trogner, Jr.

                       /s/Franklin C. Trogner
                       -------------------------------------------------------
                       Franklin  C. Trogner


                      [EXECUTIONS CONTINUED ON NEXT PAGE]

                  [EXECUTIONS CONTINUED FROM PREVIOUS PAGE]



                       /s/Kristen Trogner Barr
                       -------------------------------------------------------
                       Kristen Trogner Barr

                       /s/Steven A. Trogner
                       -------------------------------------------------------
                       Steven A. Trogner




                      [EXECUTIONS CONTINUED ON NEXT PAGE]

                   [EXECUTIONS CONTINUED FROM PREVIOUS PAGE]


                              THE PARTNERSHIP:

                              BRANDYWINE OPERATING PARTNERSHIP,
                              L.P.

                              By:     BRANDYWINE REALTY TRUST, its sole
                                      general partner


                                      By:  /s/Gerard H. Sweeney
                                           -------------------------------
                                           Gerard H. Sweeney
                                           President and Chief Executive Officer


The Undersigned Hereby Acknowledges
Receipt Of The Deposit And Agrees To
Hold And Apply The Same In Accordance
With The Provisions Of The Escrow Terms

Commonwealth Land Title Insurance Company

By:   /s/M. Gordon Daniels
      --------------------------------------------
        M. Gordon Daniels, Vice President/Counsel



                               LIST OF EXHIBITS



Exhibit A                  Description of Land
Exhibit B                  List of Contracts
Exhibit C                  Leases and Certified Rent Roll; Options and Rights of First Refusals
Exhibit D                  Additional Permitted Exceptions
Exhibit E                  Excluded Personal Property
Exhibit F-1                Certain Excluded Assets
Exhibit F-2                Other Properties
Exhibit G                  List of Mortgage Debt
Exhibit H                  Form of Guaranty
Exhibit I                  Amended and Restated Agreement of Limited Partnership
Exhibit J                  Form of Non-Foreign Person Certification
Exhibit K                  Registration Rights Agreement
Exhibit L                  Tax Indemnification Agreement
Exhibit M                  Brokerage Commission - Lease Renewals
Exhibit N                  Members - Brokerage Commissions
Exhibit O                  Pending Litigation
Exhibit P                  Contracts Not Terminable with 30 days Notice
Exhibit Q                  Environmental Notices
Exhibit R                  Outstanding Brokerage Commissions, TI and Management Fees
Exhibit S                  Violations of Applicable Requirements
Exhibit T                  Historic Environmental Reports
Exhibit U                  Disclosed Liabilities
Exhibit V                  Historical Business Activities and Operations of First Commercial
Exhibit W                  Form of Estoppel Certificate
Exhibit X                  Identified Tenants
Exhibit Y                  Representation Letter
Exhibit Z                  Instrument - Members
Exhibit AA                 RFR Letters
Exhibit BB                 Underground Storage Tank Removed from Other Assets
